SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Iridium Communications Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6	Amount Previously Paid:
	7	Form, Schedule or Registration Statement No.:
	8	Filing Party:
	9	Date Filed:

IRIDIUM COMMUNICATIONS INC.
1750 Tysons Boulevard, Suite 1400
McLean, Virginia 22102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2018
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Iridium Communications Inc., a Delaware corporation. The meeting will be held on May 17, 2018 at 8:30 a.m. Eastern time at 1750 Tysons Boulevard, Lower Level Conference Center, McLean, Virginia 22102 for the following purposes:

1.	To elect the Board of Directors’ twelve nominees for director, each to serve until the next annual meeting and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement accompanying this Notice;

3.	To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the annual meeting is March 21, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to Be Held on May 17, 2018 at 8:30 a.m. local time at
1750 Tysons Boulevard, Lower Level Conference Center, McLean, Virginia 22102

The proxy statement and annual report to stockholders
are available at http://www.astproxyportal.com/ast/15777/.

By Order of the Board of Directors

Thomas D. Hickey
Secretary

McLean, Virginia
April 9, 2018

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT SUMMARY
This summary highlights selected information contained elsewhere in our Proxy Statement. The summary does not contain all of the information that you should consider, and you should read and consider carefully the more detailed information contained in this Proxy Statement before voting.
2018 Annual Meeting of Stockholders

Time and Date:	8:30 a.m. Eastern time on May 17, 2018
Place:	1750 Tysons Boulevard, Lower Level Conference Center, McLean, Virginia 22102
Record Date:	March 21, 2018
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Meeting Agenda and Voting Matters

Agenda Items		Board Vote Recommendation	Page Reference (for more detail)
1.	To elect the Board of Directors’ twelve nominees for director, each to serve until the next annual meeting and until their successors are duly elected and qualified.	FOR EACH DIRECTOR NOMINEE	10
2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.	FOR	19
3.	To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.	FOR	20
4.	To conduct any other business properly brought before the meeting.

Board Nominees

	Age	Director Since	Independent	Committees			Other Current Public Company Boards
Name				AC	CC	NGC
Robert H. Niehaus	62	2008	X	—	M	—	—
Thomas C. Canfield	62	2008	X	M	—	M	—
Matthew J. Desch	60	2009	—	—	—	—	—
Thomas J. Fitzpatrick	60	2013	—	—	—	—	—
Jane L. Harman	72	2015	X	—	—	M	—
Alvin B. Krongard	81	2009	X	—	M	C	Under Armour, Inc., Apollo Global Management, LLC
Admiral Eric T. Olson (Ret.)	66	2011	X	—	—	M	Under Armour, Inc.
Steven B. Pfeiffer	71	2009	X	—	C	—
Parker W. Rush	58	2008	X	C	—	—	—
Henrik O. Schliemann	53	2015	X	M	—	—	—
S. Scott Smith	59	2013	—	—	—	—	—
Barry J. West	72	2014	X	—	M	—	—
_____________________
AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Corporate Governance Committee; C = Chairman; M = Member
Our Executive Compensation Program
Our executive compensation program is designed to attract, reward and retain a talented, innovative and entrepreneurial team of executives. To do so, we believe that a majority of their target compensation should be based on performance, both of the individual and of the business. We structure our variable compensation programs to recognize both short-term and long-term contributions.
Key Elements of Executive Compensation

Compensation Component	Reason
Base Salary
We provide base salary as a fixed source of compensation for our executives for the services they provide to us during the year and to balance the impact of having a significant portion of their compensation “at risk” in the form of annual incentive bonuses and long-term, equity-based incentive compensation. Our Compensation Committee recognizes the importance of a competitive base salary as an element of compensation that helps to attract and retain our executive officers.

Bonus
Our 2017 bonus plan provided compensation opportunities to our executive officers based on our achievement of pre-established performance goals derived from our Board-approved operating plan for 2017. Under our 2017 bonus plan, 80% of each executive’s target performance bonus for the 2017 calendar year was payable in the form of restricted stock units that only vested and were delivered upon the Compensation Committee’s certification of achievement of these pre-established performance goals and the executive’s continued service through the vesting date in March 2018. Our 2017 bonus plan provided that the remaining 20% and any bonus amounts earned in excess of 100% of target would be paid in cash. In March 2017, the Compensation Committee approved a target incentive bonus award for each executive, and capped the maximum bonus award at 195% of the target level in the event that stretch performance goals were achieved. These levels were consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance-based, and reflected the Compensation Committee’s review of internal pay equity. Under our 2018 bonus plan adopted in February 2018, 40% of each executive’s target performance bonus for the 2018 calendar year will be payable in the form of restricted stock units that will only vest and be delivered upon achievement of pre-established performance goals and the executive’s continued service through the vesting date in March 2019. Any bonus amounts earned in excess of 40% of target will be paid in cash.

Compensation Component	Reason
Long-Term Equity- Based Incentive Compensation
The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. In 2017, we awarded performance-based restricted stock units that provide a return to the executive only if our company achieves specific performance targets for 2017 and 2018 and the executive remains employed by us through the applicable vesting date, which could be as late as 2020. In 2017, we also awarded restricted stock units that vest based on continued service over a four-year period, which provide a return only if the executive remains employed with us.

Important Features of our Executive Compensation Program
The important features of our executive compensation program include:

•
Our executive compensation is heavily weighted toward at-risk, performance-based compensation in the form of an annual incentive bonus opportunity that is based on achievement of a combination of financial and operational goals selected annually by our Compensation Committee.

•
As part of our long-term incentive compensation program, we provide an equity compensation opportunity in the form of performance-based restricted stock units that provide incentives for our executives to meet certain performance goals, the achievement of which could increase the market value of our common stock.

•
In 2017, at-risk, performance-based compensation represented approximately 72% of our chief executive officer’s total direct compensation, and an average of 64% of our other named executive officers’ total direct compensation.

•
Fifty percent of the annual long-term equity-based incentive awards vest only based on the achievement of performance criteria, and if such performance criteria are met, a portion of the vested amount is subject to additional time-based vesting thereafter.

•	The cash severance benefits that we offer to our executives do not exceed two times base salary and annual bonus.

•	We do not provide our executive officers with any excise tax or other tax gross ups.

•	We do not provide any defined benefit pension plans or supplemental employee retirement plans to our executive officers.

•
As further described in this Proxy Statement, our executives are required to comply with our stock ownership guidelines, which we adopted in February 2012. Under these guidelines, our chief executive officer is required to accumulate shares of our common stock with a value equal to four times his annual base salary and our executive vice presidents, including our chief financial officer, chief operating officer and chief legal officer, are required to accumulate shares of our common stock with a value equal to two times their annual base salaries.

•	Our insider trading policy prohibits our employees, including our executives, directors and consultants, from hedging or pledging the economic interest in the shares of our company they hold.

•	Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.

•	Our Compensation Committee reviews market practices and makes internal comparisons among our executives when making compensation decisions.

•	We structure our executive compensation programs to try to minimize the risk of inappropriate risk-taking by our executives.
Advisory Vote on Executive Compensation—“Say-on-Pay Vote”
We conducted our seventh advisory vote on executive compensation, or say-on-pay vote, at our annual meeting of stockholders in 2017. Approximately 89.9% of the votes cast on the say-on-pay proposal supported the proposal. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted in 2017. Our Compensation Committee’s decisions regarding compensation for 2017 reflected our say-on-pay vote in 2016, which was supported by approximately 91.4% of the votes cast on the proposal. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

Our Compensation Committee has considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that, similar to our prior say-on-pay votes, this 2017 stockholder vote endorsed our compensation philosophy and the decisions made in the prior year. After discussing the levels of support in previous years in favor of the proposals, and considering the Compensation Committee’s continued use of the measures we adopted in response to previous advisory votes to further align management and stockholder interests, including stock ownership guidelines and a performance-based restricted stock unit program, our Compensation Committee decided to generally maintain a consistent course for 2017 compensation decisions.

IRIDIUM COMMUNICATIONS INC.
1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2018
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
WHY AM I RECEIVING THESE MATERIALS?
We have sent you these proxy materials because the Board of Directors of Iridium Communications Inc. (sometimes referred to as the Company or Iridium) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.
We intend to mail these proxy materials on or about April 9, 2018 to all stockholders of record entitled to vote at the annual meeting.
HOW DO I ATTEND THE ANNUAL MEETING?
The meeting will be held on May 17, 2018 at 8:30 a.m. Eastern time at 1750 Tysons Boulevard, Lower Level Conference Center, McLean, Virginia 22102. Information on how to vote in person at the annual meeting is discussed below.
WHO CAN VOTE AT THE ANNUAL MEETING?
Only stockholders of record at the close of business on March 21, 2018 will be entitled to vote at the annual meeting. On this record date, there were 109,203,255 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on March 21, 2018 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If at the close of business on March 21, 2018, your shares were held in an account at a brokerage firm, bank or other similar organization, rather than in your own name, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
WHAT AM I VOTING ON?
There are three matters scheduled for a vote:

•	the election of twelve directors (Proposal 1);

•	the advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission, or SEC, rules (Proposal 2); and

•	the ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 3).
WHAT IF ANOTHER MATTER IS PROPERLY BROUGHT BEFORE THE MEETING?
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

HOW DO I VOTE?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any one or more nominees you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, calling the telephone number or following the Internet voting instructions. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	In person: Attend the annual meeting, and we will give you a ballot when you arrive.

•
Mail: Complete, sign, date and mail the enclosed proxy card in the envelope provided, as soon as possible. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 16, 2018 to be counted.

•
Internet: Access www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 16, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete, sign, date and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?
On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on March 21, 2018.
IF I AM A STOCKHOLDER AND I DO NOT VOTE, OR IF I RETURN A PROXY CARD OR OTHERWISE VOTE WITHOUT GIVING SPECIFIC VOTING INSTRUCTIONS, WHAT HAPPENS?
If you are a stockholder of record and do not vote by completing your proxy card, calling the telephone number, accessing the electronic proxy card on the Internet or in person at the annual meeting, your shares will not be voted, nor will your shares count toward the establishment of a quorum for the meeting.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all twelve nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND I DO NOT PROVIDE MY BROKER OR BANK WITH VOTING INSTRUCTIONS, WHAT HAPPENS?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank, or other agent may still be able to vote your shares at its discretion. In this respect, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your "uninstructed" shares with respect to matters considered to be "routine" under NYSE rules, but not with respect to "non-routine"matters. In this regard, Proposals 1 and 2 are considered to be "non-routine" under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a "routine" matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
WHO IS PAYING FOR THIS PROXY SOLICITATION?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson LLC, or Georgeson, may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson will be paid its customary fee of approximately $6,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most recent proxy card or telephone or Internet proxy is the one that is counted.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization for changing your vote.
WHEN ARE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS DUE FOR NEXT YEAR’S ANNUAL MEETING?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 10, 2018 to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. If you wish to submit a proposal to be acted on at next year’s annual meeting but not included in next year’s proxy materials, or if you wish to nominate a director, you must provide written notice as required by our bylaws no earlier than January 17, 2019 and no later than the close of business on February 16, 2019 to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. Your notice to the Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, you are advised to review our amended and restated bylaws, filed with the SEC as an exhibit to a current report on Form 8-K on May 15, 2015 (and also incorporated by reference and available by hyperlink as Exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 22, 2018).
HOW ARE VOTES COUNTED?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2 and 3 and will have the same effect as “Against” votes on those proposals. Broker non-votes will have no effect on Proposal 1 and 2 and will not be counted towards the vote total for those proposals.
WHAT ARE “BROKER NON-VOTES”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under the NYSE rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as "broker non-votes." Proposals 1 and 2 are considered to be "non routine" under NYSE rules, and we therefore expect broker non-votes to exist in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•
For Proposal 1, the election of directors, the twelve nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•
To be considered to have been approved, Proposal 2, the advisory approval of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of shares represented and entitled to vote thereat either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•
To be approved, Proposal 3, the ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018, must receive “For” votes from the holders of a majority of shares represented and entitled to vote thereat either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 109,203,255 shares outstanding and entitled to vote. Thus, the holders of 54,601,628 shares of common stock must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
WHAT PROXY MATERIALS ARE AVAILABLE ON THE INTERNET?
The Proxy Statement and our annual report to stockholders are available at http://www.astproxyportal.com/ast/15777/.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of twelve directors. There are twelve nominees for director this year. Each current director is a nominee. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees was previously elected by our stockholders at our 2017 annual meeting of stockholders. All of our currently serving directors attended our annual meeting of stockholders last year.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Proxies may not be voted for more than twelve nominees. The twelve nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the twelve nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Our Corporate Governance Guidelines provide that any nominee who receives a greater number of votes “withheld” than votes “for” must submit an offer of resignation to our Nominating and Corporate Governance Committee. The committee will consider the facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the committee’s recommendation.
NOMINEES
The Nominating and Corporate Governance Committee of our Board seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.
The biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director. However, each member of the committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Robert H. Niehaus, age 62, has served as a director of our company since February 2008 and as Chairman of our Board of Directors since September 2009. Mr. Niehaus also served as our Chief Executive Officer for a brief period in September 2009. Mr. Niehaus is the founder and Chairman of GCP Capital Partners LLC, an investment firm formed in 2009 as the successor to Greenhill Capital Partners, the merchant banking business of Greenhill & Co., Inc. Mr. Niehaus joined Greenhill & Co. in 2000 to begin the formation of Greenhill Capital Partners and served as its Chairman and Chair of its Investment Committee from 2000 to 2009.
Prior to joining Greenhill, Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999. Mr. Niehaus was Vice Chairman and a director of the private equity investment funds Morgan Stanley Leveraged Equity Fund II, L.P. and Morgan Stanley Capital Partners III, L.P. Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998. Mr. Niehaus currently serves as a director of several private portfolio companies of GCP Capital Partners. Mr. Niehaus received a Bachelor of Arts degree in International Affairs from the Woodrow Wilson School at Princeton University and a Masters of Business Administration degree from the Harvard Business School, from which he graduated with high distinction as a Baker Scholar. Our Board of Directors believes Mr. Niehaus’s qualifications to serve on our Board include his extensive corporate management experience, his financial and investment banking expertise and his experience serving on the boards of directors of numerous companies, particularly in the telecommunications industry.
Thomas C. Canfield, age 62, has served as a director of our company since February 2008. Since October 2007, Mr. Canfield has served as Senior Vice President, General Counsel and Secretary of Spirit Airlines, Inc. From September 2006 to October 2007, Mr. Canfield served as General Counsel and Secretary of Point Blank Solutions, Inc., a manufacturer of antiballistic body armor. Prior to Point Blank, from 2004 to 2007, he served as Chief Executive Officer and Plan Administrator of AT&T Latin America Corp., a public company formerly known as FirstCom Corporation, which developed high-speed fiber networks in Latin American cities. Mr. Canfield also served as General Counsel and Secretary at AT&T Latin America Corp. from 1999 to 2004. Previously, Mr. Canfield was Counsel in the New York office of the law firm Debevoise & Plimpton LLP. Our Board of Directors believes

Mr. Canfield’s qualifications to serve on our Board include his management experience in the telecommunications and aviation industries and his particular familiarity with serving as a director of technology companies.
Matthew J. Desch, age 60, has served as our Chief Executive Officer and a director of our company since September 2009 and previously served as Chief Executive Officer of our predecessor, Iridium Holdings LLC, or Iridium Holdings, from August 2006 to September 2009. From 2002 to 2005, Mr. Desch served as Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications software services provider. Previously, he spent 13 years at Nortel Networks Corporation, including as President of its global wireless networks business from 1996 to 1999 and as President of Global Carriers from 1999 to 2000. He also serves on the President’s National Security Telecommunications Advisory Committee. Mr. Desch received a Bachelor of Science degree in Computer Science from The Ohio State University and a Master of Business Administration degree from the University of Chicago. Our Board of Directors believes Mr. Desch’s qualifications to serve on our Board include his deep knowledge of our company gained from his position as our Chief Executive Officer and previously as the Chief Executive Officer of Iridium Holdings, as well as his extensive experience in the telecommunications industry.
Thomas J. Fitzpatrick, age 60, has served as our Chief Financial Officer since April 2010 and as our Chief Administrative Officer and a director of our company since August 2013. From 2002 to December 2009, Mr. Fitzpatrick was Executive Vice President and Chief Financial Officer of Centennial Communications Corp., a publicly traded telecommunications company that was acquired by AT&T in November 2009. Previously, Mr. Fitzpatrick served as Chief Financial Officer of a number of privately held and publicly traded companies in the telecommunications and technology industries and was a Vice President with Bell Atlantic Corporation (now Verizon). Mr. Fitzpatrick graduated with a Bachelor of Business Administration degree from Pennsylvania State University and a Master of Business Administration degree from Villanova University. Mr. Fitzpatrick is also a Certified Public Accountant. Our Board of Directors believes Mr. Fitzpatrick’s qualifications to serve on our Board include his deep knowledge of our company gained from his position as our Chief Financial Officer and Chief Administrative Officer, as well as his extensive financial experience in the telecommunications industry.
Jane L. Harman, age 72, has served as a director of our company since May 2015. Since February 2011, Ms. Harman has served as Director, President and Chief Executive Officer of the Woodrow Wilson International Center for Scholars, a research institute affiliated with the Smithsonian Institution in Washington, D.C. From 1993 to 1999 and 2001 to 2011, Ms. Harman served as a member of the U.S. House of Representatives, representing California’s 36th Congressional District. During her nine Congressional terms, she served on a number of major security committees, including Armed Services, Intelligence and Homeland Security. Prior to serving in Congress, Ms. Harman was Staff Director of the Senate Judiciary Subcommittee on Constitutional Rights, Deputy Cabinet Secretary to President Jimmy Carter, Special Counsel to the Department of Defense, and in private law practice. She received a bachelor’s degree in government with honors from Smith College and earned her law degree from Harvard Law School. Ms. Harman is a member of the Defense Policy Board, the State Department Foreign Policy Board, and the Homeland Security Advisory Committee. She also serves on the Executive Committee of the Trilateral Commission and the Advisory Board of the Munich Security Conference, is a Trustee of the Aspen Institute and the University of Southern California and is also a member of the Presidential Debates Commission. Our Board of Directors believes Ms. Harman’s qualifications to serve on our Board include her extensive political and leadership experience.
Alvin B. Krongard, age 81, has served as a director of our company since September 2009 and previously served as a director of our predecessor, Iridium Holdings, from 2006 until September 2009. Since 2004, Mr. Krongard has been pursing personal interests. He served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 2000 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including serving as Chief Executive Officer beginning in 1991 and assuming additional duties as Chairman of the board of directors in 1994. Upon the merger of Alex.Brown with Bankers Trust Corporation in 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency in 1998. He currently serves as the lead independent director and chairman of the audit committee of the board of directors of Under Armour, Inc. and serves as a director of Apollo Global Management, LLC and a member of the audit committee of its board of directors. Mr. Krongard graduated with honors from Princeton University and received a Juris Doctor degree from the University of Maryland School of Law, where he graduated with honors. Mr. Krongard also serves as the Vice Chairman of the Johns Hopkins Health System. Our Board of Directors believes Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly traded investment banking firm Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the board of directors, his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency, and his deep knowledge of our Company dating to his time as a director of Iridium Holdings.
Admiral Eric T. Olson (Ret.), age 66, has served as a director of our company since December 2011. Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he was awarded several decorations for leadership and valor, including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral

Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force and Marine Corps special operations forces. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson is now an independent national security consultant who supports a wide range of private and public sector organizations. Admiral Olson serves on the board of directors of Under Armour, Inc. and is a member of its nominating and corporate governance committee and also serves as a Director of the non-profit Special Operations Warrior Foundation. Admiral Olson graduated from the United States Naval Academy in 1973 and earned a Master of Arts degree in National Security Affairs at the Naval Postgraduate School. He is an Adjunct Professor in the School of International and Public Affairs at Columbia University. Our Board of Directors believes Admiral Olson’s qualifications to serve on our Board include his past leadership experience as an Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.
Steven B. Pfeiffer, age 71, has served as a director of our company since September 2009 and served on the Board of Directors of our predecessor, Iridium Holdings, from 2001 to September 2009. Mr. Pfeiffer has been a partner in the law firm of Norton Rose Fulbright US LLP since 2013, when Fulbright & Jaworski LLP became a member of Norton Rose Fulbright Verein, a Swiss Verein. Mr. Pfeiffer was a partner at Fulbright & Jaworski LLP from 1983 until 2013, and he served as the Chairman of its Executive Committee from 2003 to 2012. He previously served as the Partner-In-Charge of the Washington, D.C. and London offices and headed the firm’s International Department. Mr. Pfeiffer is a Non-Executive Director of Borghese International Ltd. He also serves as Chairman Emeritus of Wesleyan University, the Chair of the Board of Trustees of The Africa-America Institute in New York, a Director of Project HOPE in Washington, D.C., and a Director of the NAACP Legal Defense and Educational Fund, Inc. Mr. Pfeiffer received a Bachelor of Arts degree from Wesleyan University and studied at Oxford University as a Rhodes Scholar, completing a Bachelor of Arts degree and a Masters degree in jurisprudence. He also holds a Masters degree in Area Studies (Africa) from the School of Oriental and African Studies of the University of London and holds a Juris Doctor degree from Yale University. Mr. Pfeiffer served as an officer on active and reserve duty in the U.S. Navy. In 2010, he was recognized by the National Association of Corporate Directors (NACD) as one of the top 100 non-executive directors in the United States. Our Board of Directors believes Mr. Pfeiffer’s qualifications to serve on our Board include his extensive corporate management experience, his experience in working with technology companies, and, as a long-term member of the Board of Directors of Iridium Holdings, his deep knowledge of our company.
Parker W. Rush, age 58, has served as a director of our company since February 2008. Since July 2012, Mr. Rush has served as Chief Executive Officer and Chairman of ClearView Risk Holdings LLC. Since March 2012, he has also served as a Partner at Consult PWR, LLC. From 2003 until March 2012, Mr. Rush served as the President and Chief Executive Officer and as a member of the board of directors of Republic Companies Group, Inc., a property and casualty insurance company. Previously, Mr. Rush served in various capacities at The Chubb Corporation from 1980 to 2003, including as a Senior Vice President and Managing Director. Mr. Rush received a Bachelor of Business Administration degree from the University of Texas. Mr. Rush currently serves as a member of the board of directors of American Independent Insurance Company and is on the board of National Teachers Associates Life Insurance Company. Our Board of Directors believes Mr. Rush’s qualifications to serve on our Board include his extensive corporate management experience and his financial expertise.
Henrik O. Schliemann, age 53, has served as a director of our company since May 2015. Mr. Schliemann has served as the Managing Partner of PMB – Private Merchant Banking – Capital Ltd since September 2015, a business carved out of Edmond de Rothschild Private Merchant Banking LLP, of which he was the Managing Partner from October 2012 to September 2015. In January 2001, he joined Hawkpoint Partners Ltd as a Founding Partner and then served as its co-Chief Executive Officer from October 2009 until September 2012. Before that Mr. Schliemann was a Managing Director of Investment Banking at Merrill Lynch International from 1997 to 2000, Director of Corporate Finance at Baring Brothers Ltd from 1993 to 1996 and Vice President of Corporate Banking at JP Morgan & Co from 1988 to 1992. Mr. Schliemann was formerly a director of INFO AG, a provider of IT outsourcing and consultation in Germany. Mr. Schliemann received his Bachelor of Arts degree in Economics and Finance from the University of Pennsylvania, where he currently serves on the Advisory Board of the Huntsman Program for International Studies. Our Board of Directors believes Mr. Schliemann’s qualifications to serve on our Board include his extensive corporate management experience and his financial and investment banking expertise.
S. Scott Smith, age 59, has served as our Chief Operating Officer and a director of our company since August 2013. He previously served as our Executive Vice President, Satellite Development and Operations from April 2010 to August 2013. From 2006 to March 2010, Mr. Smith served as Chief Operating Officer of DigitalGlobe Inc. From 1995 to 2006, he held various positions at Space Imaging Inc., most recently as Executive Vice President, Sales, Engineering and Operations. Previously, Mr. Smith served in a number of engineering and management positions with Lockheed Missiles & Space Company. Mr. Smith is currently a member of the board of directors of Rocket Lab USA, Inc. He received a Bachelor of Science degree in Aerospace Engineering from Syracuse University and a Master of Science degree in Aeronautical and Astronautical Engineering from Stanford University. Our Board of Directors believes Mr. Smith’s qualifications to serve on our Board include his deep knowledge of our company gained from his current position as our Chief Operating Officer and previous position as our Executive Vice President, Satellite Development and Operations.

Barry J. West, age 72, has served as a director of our company since May 2014. Mr. West served as Chief Executive Officer of Collision Communications Inc., a telecommunications company, from May 2011 to May 2015. Since May 2015, Mr. West has been pursuing personal interests. From June 2010 to May 2011, he was a consultant to companies in the mobile broadband industry. From November 2008 to June 2010, he served as the President and Chief Architect of Clearwire Corporation and as its President of International Operations. From 2005 to November 2008, he served in a number of roles with Sprint Nextel Corp., including as its Chief Technical Officer and President of its 4G Mobile Broadband unit (XOHM). From 1996 to 2005, he served as Chief Technology Officer and Executive Vice President of Nextel Communications, Inc. Prior to joining Nextel, Mr. West served in a number of senior positions with British Telecom for more than 35 years, most recently as director of value-added services and corporate marketing at Cellnet, a cellular communications subsidiary of British Telecom. Our Board of Directors believes that Mr. West’s qualifications to serve on the Board include his extensive technology background and corporate management experience in the telecommunications industry.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES
AND CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
As required under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Canfield, Krongard, Niehaus, Olson, Pfeiffer, Rush, Schliemann and West and Ms. Harman. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with us. Messrs. Desch, Fitzpatrick and Smith are not independent directors by virtue of their positions as our executive officers.
BOARD LEADERSHIP STRUCTURE
Our Board of Directors has an independent Chairman, Mr. Niehaus, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and chief executive officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, while our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board. The Chairman has the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met four times during 2017. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the year for which he or she was a director or committee member. At each meeting, the Board of Directors holds a regularly scheduled executive session at which only independent directors are present.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has committees that include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership and meeting information for 2017 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Robert H. Niehaus	—	X	—
Thomas C. Canfield	X	—	X
Jane L. Harman	—	—	X**
Alvin B. Krongard	—	X	X*
Admiral Eric T. Olson (Ret.)	—	—	X
Steven B. Pfeiffer	—	X*	—
Parker W. Rush	X*	—	—
Henrik O. Schliemann	X	—	—
Barry J. West	—	X	—
Total meetings in 2017	4	4	1
_____________________

*	Committee Chairman
**	Ms. Harman was appointed to the Nominating and Corporate Governance Committee on March 2, 2017.
Below is a description of these three committees of our Board of Directors. The Board of Directors has determined that each member of each committee is independent within the meaning of the NASDAQ listing standards and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Audit Committee
The Audit Committee of our Board of Directors was established by the Board to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of, and assesses the qualifications of, the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Audit Committee is currently composed of Messrs. Rush (Chairman), Canfield and Schliemann. In 2017, the Audit Committee met four times. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/corporate-governance.cfm.
At least annually, the Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all current members of our Audit Committee are independent. The Board of Directors has also determined that Mr. Rush qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Rush’s level of knowledge and experience based on a number of factors, including his formal education and experience as the President and Chief Executive Officer of a public reporting company.
Report of the Audit Committee of the Board of Directors
The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2017 with management of Iridium Communications Inc. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted,

AUDIT COMMITTEE

Parker W. Rush, Chairman
Thomas C. Canfield
Henrik O. Schliemann
The material in this Report of the Audit Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee is currently composed of Messrs. Pfeiffer (Chairman), Krongard, Niehaus and West. All of the current members of our Compensation Committee are independent within the meaning of the NASDAQ listing standards. In 2017, the Compensation Committee met four times. The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/corporate-governance.cfm.
The Compensation Committee acts on behalf of the Board to oversee our compensation policies, plans and programs, including with respect to salary, long-term equity incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other employee benefits, and to review and determine the compensation to be paid to our executive officers and directors. The Compensation Committee has also made a non-exclusive delegation of certain authorities to a subcommittee tasked with approving both cash and equity compensation that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, or the Code, which we refer to as the performance subcommittee.
Our Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to approve its inclusion in proxy statements and other filings.
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During 2017, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, our Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co., Inc., to perform the services described in “Executive Compensation—Compensation Discussion and Analysis—Use of Compensation Consultant.”
The specific determinations of our Compensation Committee with respect to executive compensation for the year ended December 31, 2017 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
During 2017, the members of our Compensation Committee were Messrs. Pfeiffer, Krongard, Niehaus and West, none of whom is a current or former employee of our company. None of the members of our Compensation Committee had a direct or indirect material interest in any related-party transaction involving our company.
No interlocking relationships exist between our Board of Directors or our Compensation Committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted,

COMPENSATION COMMITTEE

Steven B. Pfeiffer, Chairman
Alvin B. Krongard
Robert H. Niehaus
Barry J. West

The material in this Report of the Compensation Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, reviewing succession planning of executive officers and developing a set of corporate governance principles for us.
The Nominating and Corporate Governance Committee is composed of Messrs. Krongard (Chairman), Canfield and Olson and Ms. Harman. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ listing standards.
During 2017, the Nominating and Corporate Governance Committee met one time. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at: http://investor.iridium.com/corporate-governance.cfm.
The Nominating and Corporate Governance Committee believes that candidates for director should have minimum qualifications, including having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider other factors, such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee can modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of the Board to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors, the Nominating and Corporate Governance Committee annually reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts, as well as those of senior management, to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then recommends candidates to the Board for selection.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Iridium Communications Inc., 1750 Tysons Blvd., Suite 1400, McLean, VA 22102, Attn: Secretary, not less than 90 days but not more than 120 days prior to the anniversary date of the last annual meeting of stockholders. Submissions must include the name and address of the stockholder making the recommendation, the number of shares of our common stock beneficially owned by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information for the nominee and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our Secretary at 1750 Tysons Blvd., Suite 1400, McLean, VA 22102. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and

•	the number of our shares that are owned beneficially by such stockholder as of the date of the communication.
Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.
Code of Ethics
We have adopted the Iridium Communications Inc. Code of Business Conduct and Ethics, or the Code of Ethics, that applies to all of our officers, directors and employees as well as those of our subsidiaries. The Code of Ethics is available on our website at http://investor.iridium.com/corporate-governance.cfm. If we make any substantive amendments to the Code of Ethics, or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines
The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines, or the Guidelines, to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth, among other things, the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Guidelines provide that any nominee who receives a greater number of votes “withheld” than votes “for” must submit an offer of resignation to our Nominating and Corporate Governance Committee. The committee will consider the facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation, and the Board of Directors will then act on the committee’s recommendation. The Guidelines are available on our website at http://investor.iridium.com/corporate-governance.cfm.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2017 annual meeting of stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.
The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained later in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract, motivate and retain talented and experienced executives to lead our company successfully in a competitive environment.
Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on us or the Board of Directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2019 annual meeting of stockholders. The next advisory vote on the frequency of solicitation of advisory stockholder approval of executive compensation will be at the 2023 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has selected Ernst & Young LLP to continue in its capacity as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our fiscal year ended December 31, 2008.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 by Ernst & Young LLP.

	Year Ended December 31,
	2017	2016
Audit fees(1)	$1,674,054	$1,360,509
Audit-related fees	—	—
Tax fees(2)	14,854	21,849
All other fees	—	—
Total fees	$1,688,908	$1,382,358
_____________________

(1)
Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and fees related to registration statements.

(2)	Consists of fees for tax compliance, tax advice and tax planning.
All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICY AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining their independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 3.

MANAGEMENT
EXECUTIVES OFFICERS WHO ARE NOT DIRECTOR NOMINEES
Bryan J. Hartin, age 54, has served as our Executive Vice President, Sales and Marketing since December 2012. From June 2009 to December 2012, Mr. Hartin served as Senior Vice President of Sales, Distribution and Business Development of LightSquared, a telecommunications company. From May 2008 to June 2009, Mr. Hartin worked as an independent consultant to companies in the wireless telecommunications industry. From 2003 to May 2008, Mr. Hartin was Vice President—Indirect Distribution of Sprint Nextel Corporation. Mr. Hartin received a Bachelor of Science degree in Business Administration from LeMoyne College and a Master of Business Administration degree from The American University.
Thomas D. Hickey, age 58, has served as our Chief Legal Officer and Secretary since May 2011. He previously served as General Counsel of Primus Telecommunications Group, Incorporated, a global provider of advanced facilities-based communications solutions, from July 2010 to March 2011. From April 2006 to June 2010, Mr. Hickey served as Vice President and General Counsel of Cyren Call Communications Corporation, a provider of wireless communications solutions for first responders. Prior to that, he spent 17 years with Nextel Communications, Inc. and Sprint Nextel Corporation, most recently in the role of Vice President, Law and Deputy General Counsel. Mr. Hickey began his legal career in the telecommunications practice of the Jones Day law firm. His prior experience also includes work in the White House, the Federal Communications Commission and Congress. Mr. Hickey received his Juris Doctor degree from the Washington University School of Law and a bachelor’s degree in public policy studies from Duke University.
Scott T. Scheimreif, age 49, has served as our Executive Vice President, Government Programs since December 2012 and previously served as acting Executive Vice President, Government Programs from June 2012 to December 2012 and as Vice President, Government Programs from April 2008 to June 2012. Mr. Scheimreif received his Bachelor of Science degree in Business Administration from Salisbury University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 21, 2018 by (i) each director nominee, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and current directors as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percentage (%)
5% Holders
Baralonco Limited (2)	13,599,230	12.4
BlackRock Inc. (3)	12,248,638	11.2
The Vanguard Group (4)	9,989,392	9.1
BAMCO, Inc. (5)	9,334,151	8.5
Capital World Investors (6)	7,888,520	7.2
Executive Officers, Directors and Director Nominees
Matthew J. Desch (7)	1,953,904	1.8
Thomas J. Fitzpatrick (8)	903,184	*
S. Scott Smith (9)	558,616	*
Bryan J. Hartin (10)	299,583	*
Thomas D. Hickey (11)	408,601	*
Robert H. Niehaus (12)	670,411	*
Thomas C. Canfield (13)	221,645	*
Jane L. Harman (14)	26,643	*
Alvin B. Krongard (15)	402,570	*
Admiral Eric T. Olson (Ret.) (16)	83,638	*
Steven B. Pfeiffer (17)	95,077	*
Parker W. Rush (18)	176,103	*
Henrik O. Schliemann (14)	26,643	*
Barry J. West (19)	73,544	*
All current directors and executive officers as a group (15 persons) (20)	6,315,366	5.6
_____________________

*	Less than 1% of the outstanding shares of common stock.

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 109,203,255 shares outstanding on March 21, 2018. Shares of common stock issuable under options that are exercisable as of March 21, 2018 or within 60 days of March 21, 2018, preferred stock that can be converted into common stock within 60 days of March 21, 2018, and shares underlying restricted stock units, or RSUs, that are vested as of March 21, 2018 or will vest within 60 days of March 21, 2018, are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding the options or RSUs, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares underlying all vested RSUs held by each of our non-employee directors will be released six months following the termination of such director’s service.

(2)
This information has been derived from a Schedule 13D/A filed on June 3, 2014 by Baralonco Limited and its sole owner, Khalid bin Abdullah bin Abdulrahman, and includes 669,120 shares issuable upon conversion of 20,000 shares of our 6.75% Series B Cumulative Perpetual Convertible Stock, or Series B Preferred Stock. The principal business address of Baralonco Limited is: Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands VG1110.

(3)
This information has been obtained from a Schedule 13G/A filed on January 19, 2018 by BlackRock, Inc. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
This information has been obtained from a Schedule 13G/A filed on February 9, 2018 by The Vanguard Company. The principal business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
This information has been obtained from a Schedule 13G/A filed on February 14, 2018 by BAMCO, Inc. and affiliated persons and entities, which share voting and dispositive power as described therein. The principal business address of these persons and entities is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(6)
This information has been derived from a Schedule 13G/A filed on February 13, 2018 by Capital World Investors. The principal business address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(7)	Includes 26,764 shares issuable upon conversion of 800 shares of Series B Preferred Stock and 1,268,135 shares issuable upon exercise of stock options.

(8)	Includes 13,382 shares issuable upon conversion of 400 shares of Series B Preferred Stock and 698,626 shares issuable upon exercise of stock options.

(9)	Includes 6,691 shares issuable upon conversion of 200 shares of Series B Preferred Stock and 382,303 shares issuable upon exercise of stock options.

(10)	Includes 220,465 shares issuable upon exercise of stock options.

(11)	Includes 313,963 shares issuable upon exercise of stock options.

(12)	Includes 123,442 shares issuable upon exercise of stock options and 74,693 shares underlying vested RSUs.

(13)	Includes 10,036 shares issuable upon conversion of 300 shares of Series B Preferred Stock and 142,300 shares underlying vested RSUs.

(14)	Consists solely of 26,643 shares underlying vested RSUs.

(15)
Includes 252,782 shares issuable upon exercise of stock options and 35,788 shares underlying vested RSUs. Excludes 160,983 shares held by The Krongard Irrevocable Equity Trust dated June 30, 2009, a trust held for the benefit of Mr. Krongard’s children of which Mr. Krongard’s wife is the trustee. Mr. Krongard disclaims beneficial ownership of any shares held by The Krongard Irrevocable Equity Trust dated June 30, 2009.

(16)	Consists of 3,750 shares issuable upon exercise of stock options and 79,888 shares underlying vested RSUs.

(17)	Consists of 8,861 shares issuable upon exercise of stock options and 86,216 shares underlying vested RSUs.

(18)	Includes 125,377 shares underlying vested RSUs.

(19)	Includes 44,393 shares issuable upon the exercise of stock options and 19,151 shares underlying vested RSUs.

(20)	Includes 3,641,488 shares issuable upon the exercise of stock options and 616,700 shares underlying vested RSUs. See footnotes 7 through 19.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely complied with.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by security holders:	10,403,928	$5.23	15,012,331
Equity compensation plans not approved by security holders (3):	—	—	—
Total	10,403,928	$5.23	15,012,331
_____________________

(1)
Includes 3,547,560 shares issuable upon the settlement of restricted stock units without consideration. The weighted average exercise price of the outstanding options and rights other than these restricted stock units is $7.94 per share. There are no warrants outstanding under our equity compensation plan.

(2)
The number of shares of common stock available for issuance under our Amended and Restated 2015 Equity Incentive Plan is reduced by (i) one share for each share of common stock issued pursuant to an appreciation award, such as a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) 1.8 shares for each share of common stock issued pursuant to any stock award that is not an appreciation award, also known as a “full value award.”

(3)	We do not maintain any equity compensation plans that were not approved by our stockholders.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Background
This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for the following current executives, who are referred to in this Compensation Discussion and Analysis and in the following tables as our named executive officers:

•	Matthew J. Desch, chief executive officer;

•	Thomas J. Fitzpatrick, chief financial officer and chief administrative officer;

•	S. Scott Smith, chief operating officer;

•	Thomas D. Hickey, chief legal officer and secretary; and

•	Bryan J. Hartin, executive vice president, sales and marketing.
We present our Compensation Discussion and Analysis in the following sections:
1. Executive Summary (page 25). In this section, we discuss our 2017 corporate performance highlights, certain aspects of our executive compensation program, the response of our Compensation Committee to the 2017 shareholder advisory vote on named executive officer compensation and a summary of reported versus realizable and realized equity award compensation for our chief executive officer.
2. Executive Compensation Program (page 28). In this section, we describe our executive compensation philosophy, the use of a compensation consultant and peer group data and the material components of our executive compensation program.
3. Other Executive Compensation Matters (page 37). In this section, we provide a brief overview of policies related to equity compensation grants and prohibition of hedging and pledging transactions involving our stock, minimum stock ownership, change in control, severance and employee benefits and executive compensation clawbacks. We also review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.
Executive Summary
Business Overview. We are the only commercial provider of communications services offering true global coverage, connecting people, organizations and assets to and from anywhere, in real time. Our unique L-band satellite network provides reliable communications services to regions of the world where terrestrial wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, airways, the polar regions and regions where the telecommunications infrastructure has been affected by political conflicts or natural disasters. We provide voice and data communications services to businesses, the U.S. and foreign governments, non-governmental organizations and consumers via our satellite network, which has an architecture of 66 in-orbit satellites with in-orbit spares and related ground infrastructure. We utilize an interlinked mesh architecture to route traffic across our satellite constellation using radio frequency crosslinks between satellites. This unique architecture minimizes the need for local ground facilities to support the constellation, which facilitates the global reach of our services and allows us to offer services in countries and regions where we have no physical presence. We are in the process of replacing our first-generation constellation with our Iridium NEXT satellite constellation, which will support more bandwidth and higher speeds for new products. We have completed four of eight planned launches, and we expect to complete the four remaining launches in 2018. Iridium NEXT will maintain the same interlinked mesh architecture of our first-generation constellation, with 66 operational satellites, as well as in-orbit and ground spares.
Important Features of our Executive Compensation Program. Our executive compensation program is designed to attract, reward and retain a talented, innovative and entrepreneurial team of executives to fulfill our business objectives. To do so, we believe that a majority of our executives’ target compensation should be based on performance, both of the individual and of the business. We structure our variable compensation programs to recognize both short-term and long-term contributions. The important features of our executive compensation program include:

•
Our executive compensation is heavily weighted toward at-risk, performance-based compensation in the form of an annual incentive bonus opportunity that is based on achievement of a combination of financial, strategic and operational goals selected annually by our Compensation Committee and an equity program that is also linked to future performance and continued service. Eighty percent of each executive’s target annual incentive bonus for the 2017 calendar year was paid in the form of restricted stock units that vested only upon the Compensation Committee’s certification of achievement of pre-established performance goals and continued service through the vesting date in March 2018. The remaining 20%, and any amounts earned in excess of 100% were paid in cash. For 2018, the first 40% of each executive’s target annual incentive bonus will be paid in the form of restricted stock units that will vest only upon the Compensation Committee’s certification of achievement of pre-established performance goals and continued service through the vesting date in March 2019.

•
In 2017, at-risk, performance-based compensation represented approximately 72% of our chief executive officer’s total direct compensation (as reported in our 2017 Summary Compensation Table), and an average of 64% of our other executives’ total direct compensation (as reported in our 2017 Summary Compensation Table).

•
Fifty percent of the annual long-term equity-based incentive awards vest only based on the achievement of performance criteria and, if such performance criteria are met, are subject to additional service-based vesting thereafter.

•	The cash severance benefits that we offer to our executives do not exceed two times base salary and annual bonus.

•	We do not provide our executive officers with any excise tax or other tax gross ups.

•	We do not provide any defined benefit pension plans or supplemental employee retirement plans to our executive officers.

•
As further described below, our executives are required to comply with our stock ownership guidelines, which we adopted in February 2012. Under these guidelines, our chief executive officer is required to accumulate shares of our common stock with a value equal to four times his annual base salary, and our executive vice presidents, including our chief financial officer, chief operating officer and chief legal officer, are required to accumulate shares of our common stock with a value equal to two times their annual base salaries.

•	Our insider trading policy prohibits our employees, including our executives, directors and consultants, from hedging or pledging the economic interest in the Iridium shares they hold.

•	Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.

•	Our Compensation Committee reviews market practices and makes internal comparisons among our executives when making compensation decisions.

•	We structure our executive compensation programs to try to minimize the risk of inappropriate risk-taking by our executives.
Pay for Performance. Our chief executive officer and our other executive officers received a payout of 133% of target under our 2017 incentive bonus plan. The payout was the result of our exceeding our annual operational EBITDA financial target or exceeding several other operational goals. Under the terms of our 2017 annual incentive bonus plan, 80% of each executive’s target incentive bonus earned for the 2017 calendar year was paid in the form of shares of our common stock pursuant to restricted stock units granted under our 2015 Equity Incentive Plan, or the 2015 Plan, with the remaining amount paid in cash. Similarly, in March 2018, our Compensation Committee approved our 2018 incentive bonus plan which provides for the payment of target bonuses, if earned, in the form of restricted stock units (in this case, the first 40% of any such earned bonus) that vest upon the Compensation Committee’s certification of achievement of pre-established specified performance goals. Any bonus amounts in excess of 40% of the target bonuses (if earned based on achievement of target or stretch performance goals) will be paid in cash. Paying a portion of our executive’s target annual incentive bonuses in the form of equity awards further aligns our compensation program with our stock price performance and the interests of our stockholders.
We also maintain a performance-based restricted stock unit program for senior executives to further link compensation received from equity-based awards to achievement of specific company performance targets. Since inception, vesting of these performance-based restricted stock units, which are viewed over a two-year measurement period and vest on a sliding scale based on achievement, has been as follows:

Grant Year	Vesting Percentage of Target

2012	0.0%
2013	68.4%
2014	150.0%
2015	67.3%
2016	100.9%

We believe that the structure of these performance-based restricted stock units underscores the emphasis on and the linkage of this program to rewarding our executive officers based on performance. We continue to grant awards under this program, including in 2018, because we believe performance-based equity contributes to our goal of heavily weighting executive compensation toward performance-based compensation.
During 2017, we also granted long-term incentives in the form of restricted stock units subject to time-based vesting to align the interests of our executives with those of our stockholders and promote long-term decision making. The value, if any, that may be realized from these equity awards is directly tied to our stock price performance over a multi-year period, during which time a named executive officer must continue to provide effective and satisfactory services to us for his equity awards to vest.
2017 Say-on-Pay Vote. We conducted our seventh advisory vote on executive compensation, or say-on-pay vote, at our annual meeting of stockholders in 2017. Approximately 89.9% of the votes cast on the say-on-pay proposal supported the proposal. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted on the preferred frequency at our stockholder meetings in both 2011 and 2017. Our Compensation Committee’s decisions regarding compensation for 2017 reflected our say-on-pay vote in 2016, which was supported by approximately 91.4% of the votes cast on the proposal. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Our Compensation Committee has considered the results of the advisory vote in the context of our overall compensation philosophy, policies and decisions. Our Compensation Committee believes that, similar to our past say-on-pay votes, the 2017 stockholder vote endorsed our compensation philosophy and the decisions we made for 2016. After discussing the levels of support in each of the six years in favor of the proposals, and considering the Compensation Committee’s continued use of the measures we adopted in response to previous advisory votes to further align management and stockholder interests, including stock ownership guidelines and a performance-based restricted stock unit program, our Compensation Committee decided to generally maintain a consistent course for 2017 compensation decisions.
Chief Executive Officer’s Realizable and Realized Equity Compensation. The following chart illustrates the difference between the compensation reported in the 2017 Summary Compensation Table and compensation realizable and actually realized by our chief executive officer for 2017 related to his stock options, performance-based restricted stock units and restricted stock unit awards subject to time-based vesting. We believe this supplemental information is important because a significant portion of our chief executive officer’s equity compensation reported in the Summary Compensation Table for 2017 is an incentive for future performance, which, with respect to the performance-based restricted stock unit awards only provide an economic benefit if the applicable performance goals are achieved. Therefore, we believe “realizable” and “realized” pay provide a more complete view of the 2017 value of our chief executive officer’s equity compensation.
As can be seen, the value that may be potentially realized from equity awards granted to our chief executive officer in 2017 and the value that was actually realized from equity awards exercised, vested or earned for 2017 performance differs from the amounts required to be reported in the 2017 Summary Compensation Table for these equity awards. The greatest driver of the values included in the table is our stock price on the applicable measurement date. The reported value is lower than the realizable value of such equity awards primarily due to an approximately 34% increase in our stock price from $8.80 on March 1, 2017 (the grant date of the equity awards) to $11.80 on December 31, 2017 (the date used for determining the realizable value of equity awards for purposes of this table). The realized value of equity awards is roughly equal to the reported value and lower than the realizable value of equity awards in 2017, and consists almost entirely of the performance-based restricted stock units granted in 2016 that were eligible to vest in early 2018 based on corporate performance over the 2016 and 2017 performance period, and the restricted stock units granted pursuant to the 2017 annual bonus plan that vested based on performance during the 2017 calendar year. The figures in the chart below illustrate that the realizable and realized value of equity awards in 2017 consisted almost entirely of equity awards that vested based on achievement of performance goals. This reflects our pay-for-performance program.

2017 CEO Total Reported Compensation for Equity Awards
Versus Total Realizable Value and Realized Value for Compensation for Equity Awards

(1)	The reported value of equity compensation is the grant date value of stock awards granted during the year, as reported in the 2017 Summary Compensation Table.

(2)
The realizable value of equity compensation is the sum of (i) the value of restricted stock unit awards subject to time-based vesting granted during the year, (ii) the payout value of restricted stock unit awards subject to performance-based vesting granted during the year that vested during the year, and (iii) the target value of restricted stock unit awards subject to performance-based vesting granted during the year for which the performance periods remain outstanding at the end of the year end, in each of (i) through (iii), valued as of December 31, 2017.

(3)
The realized value of equity compensation is the sum of (i) the realized gain upon exercise of stock options exercised during the year, valued as of the exercise date, (ii) the value of restricted stock unit awards subject to time-based vesting that vested during the year, valued as of the vesting date, and (iii) the value of restricted stock unit awards subject to performance-based vesting that vested during the year or that vested shortly after year-end due to achievement of performance during a performance period that ended as of year-end, valued as of the vesting date or as of December 31, 2017, respectively.

Executive Compensation Program
Objectives of Our Compensation Programs
We design our executive compensation programs to:

•	provide a competitive compensation package to attract and retain talented individuals to manage and operate all aspects of our business;

•	motivate our executives to achieve corporate and individual objectives that promote the growth and profitability of our business, as measured by objective goals; and

•	align the interests of our executive officers with those of our stockholders.
To meet these objectives, we provide base salary, performance-based annual incentives, performance-based and time-based equity incentive awards, broad-based employee benefits with limited perquisites, and responsible severance benefits. We do not have formal policies for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of cash compensation and non-cash compensation, but rather, the Compensation Committee makes determinations regarding the allocation of compensation based on the best interests of our company with the goal of encouraging and rewarding performance.

Role of the Compensation Committee
Our Compensation Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to all of our employees, including the administration of our equity plans and employee benefit plans. As part of this responsibility, the Compensation Committee establishes, reviews and modifies the compensation structure for our named executive officers. However, the Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to our Board, present executive compensation matters to the entire Board for its review and approval.
The Compensation Committee has the authority to delegate some or all of its duties to a subcommittee of its own members. In 2010, the Compensation Committee made a non-exclusive delegation of limited authority to a subcommittee tasked with approving both cash and equity compensation that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Approval of compensation by the subcommittee is not a guarantee of deductibility, and the Compensation Committee and the subcommittee reserve the right to structure compensation in a manner that may not meet the standards for “performance-based compensation.” When we refer to the Compensation Committee in this Compensation Discussion and Analysis, we mean the Compensation Committee or its subcommittee, as applicable.
As part of its deliberations, in any given year, the Compensation Committee may review and consider materials such as studies and reports prepared by a compensation consultant; financial reports and projections; operational data; tax and accounting information that set forth the total compensation that may become payable to executives in various hypothetical scenarios; executive and director stock ownership information; our common stock performance data; analyses of historical executive compensation levels and current company-wide compensation levels; and the recommendations of our chief executive officer and the Compensation Committee’s independent compensation consultant.
Role of Management
Our Compensation Committee solicits and considers the performance evaluations and compensation recommendations for our named executive officers submitted by our chief executive officer. Generally, our chief executive officer and our chief legal officer attend meetings of the Compensation Committee. The Compensation Committee conducts a formal performance evaluation of each of our named executive officers annually, with informal commentary discussed as needed throughout the year. Our chief executive officer prepares and presents these evaluations and recommendations to our Compensation Committee outside of the presence of any other named executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions. Our Compensation Committee meets in executive session after our chief executive officer has reviewed his evaluations and reports back to management on the results of their deliberations. No executive officer participated directly in the final determinations of the Compensation Committee regarding the amount of any component of his own 2017 compensation package.
Our legal, finance, and human resources departments work with our chief executive officer to design and develop recommended compensation programs for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee. Members of our legal department also meet separately with the Compensation Committee’s independent compensation consultant to convey information on proposals that management may make to the Compensation Committee, as well as to allow the consultant to collect information about our company to develop its own proposals.
Use of Compensation Consultant
Our Compensation Committee decided to continue its engagement of Frederic W. Cook & Co., Inc., or F.W. Cook, as its independent compensation consultant for compensation decisions for 2017 and 2018. The Compensation Committee originally retained F.W. Cook in 2009 after considering a number of other national compensation consulting firms. The Compensation Committee selected F.W. Cook for its expertise in the telecommunications industry, the recommendations of other clients of F.W. Cook, and the availability of the consultant to attend meetings.
F.W. Cook conducts in-depth reviews of the design and competitive positioning of our compensation programs for our chief executive officer, other executive officers and non-employee directors in preparation for our Compensation Committee making compensation decisions. In the fall of 2016 for use by our Compensation Committee for making 2017 compensation decisions, F.W. Cook provided analyses of compensation levels and opportunities, incentive plan design, aggregate long-term incentive practices, stock ownership guidelines and perquisites for our chief executive officer and chief financial officer using our 2014 peer group data. F.W. Cook also provided an analysis of the structure and amount of compensation received by our non-employee directors in relation to the compensation received by non-employee directors of companies in our peer group. In addition, in early 2017, F.W. Cook provided an analysis regarding amending and restating our 2015 Plan.

In general, as part of its annual updates, F.W. Cook provides the Compensation Committee with the following services:

•	review and provide recommendations on the compensation program for our non-employee directors;

•	advise on the design and structure of our cash and equity incentive compensation programs;

•	prepare an analysis of our share usage under our equity incentive plan;

•	conduct a risk analysis of our compensation programs;

•	update the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation;

•	provide recommendation and assist with developing our peer group;

•	provide compensation data for similarly situated executive officers at companies in our peer group; and

•
review and provide an analysis of the compensation arrangements for all of our named executive officers, including the design and structure of our annual incentive bonus plan and equity-based incentive compensation program.

The Compensation Committee has the authority to hire and terminate its compensation consultant. The company pays the cost for the consultant’s services. F.W. Cook attends meetings of the Compensation Committee at the request of the Compensation Committee. The Chairman of the Compensation Committee also communicates separately with F.W. Cook at his discretion. If and as requested by the Compensation Committee, F.W. Cook gathers information from management necessary to perform its duties to the Compensation Committee. In addition, members of our legal department also meet separately with F.W. Cook to convey information on proposals that management may make to the Compensation Committee. F.W. Cook has not provided any services directly to management or to the company.
The Compensation Committee regularly reviews the performance and independence of F.W. Cook and of each individual employee of the consulting firm who directly provides services to our company. The Compensation Committee annually considers whether F.W. Cook should continue to serve as its independent adviser. The Compensation Committee requested information from F.W. Cook about potential conflicts of interest, and in particular, considered the fact that F.W. Cook provides no other services to our company, that the individual representatives of F.W. Cook who work directly with the Compensation Committee have no other business or personal relationships with the Board, management or our company, F.W. Cook’s own policies on ethics, stock ownership and conflicts of interest, and that the total revenue F.W. Cook received from us in each year from 2012 to 2017 did not exceed 0.5% of F.W. Cook’s gross revenues. As a result, the Compensation Committee concluded that there were no conflicts of interest with respect to F.W. Cook providing services to the Compensation Committee.
Use of Peer Data
In the fall of 2013, the Compensation Committee engaged F.W. Cook to conduct a study to review and update our peer group in preparation for compensation decisions made for 2014. Based on F.W. Cook’s recommendations our 2014 peer group included 14 public companies in the telecommunications industry with revenues, operating income, total assets, market capitalization and number of employees generally comparable to those of Iridium. Our peer group remained largely the same for 2015 and 2016, except for companies that were acquired and removed from the list as a result, due to the fact that each remaining peer company was still viewed as a valid comparable company. The selected companies in 2016 that were used when making 2017 compensation decisions included:
2016 Peer Group Companies

Aviat Networks	Globecomm Systems	NeuStar
Comtech Telecommunications	Inmarsat plc	ORBCOMM
Consolidated Communications	Intelsat S.A.	Premier Global Services
DigitalGlobe	j2 Global Communications	ViaSat
Globalstar	Loral Space & Communications

Again in the fall of 2017, in connection with F.W. Cook’s review of our compensation programs, the Compensation Committee engaged F.W. Cook to conduct a study to review and update our peer group in preparation for compensation decisions made for 2018. Based on F.W.Cook’s recommendations, our revised peer group includes 15 public companies in the telecommunications industry with revenues, operating income, total assets, or market capitalization generally comparable to ours with a comparable business scope and complexity or who compete with us for capital or labor. The revised group reflects the removal of peers that have been acquired, have revenue and market capitalizations that are no longer in line with our revenue and market capitalization, or that do not demonstrate a business emphasis on satellite communications or telecommunication services and the addition of companies with a business emphasis on satellite communications, asset tracking solutions or telecommunication services and which are in line with our revenue and market capitalization. The selected companies were:
2017 Peer Group Companies

AeroVironment	DigitalGlobe	Kratos Defense & Sec.
ATN International	Globalstar	Loral Space & Communications
Cogent Communications	Gogo Inc.	ORBCOMM
Comtech Telecommunications	Inmarsat plc	Shenandoah Telecomm.
Consolidated Communications	Intelsat S.A.	ViaSat
Our Compensation Committee does not make decisions solely based on peer data, but refers to peer data to help ensure that target compensation amounts selected by the Compensation Committee do not materially deviate from market practices and that target amounts provide fair compensation given individual and company performance. In particular, the Compensation Committee requested data from F.W. Cook at the 25th percentile, median and 75th percentile of the peer group for base salary, target annual incentive bonus, actual annual incentive bonus, aggregate equity award value, total target compensation and total actual compensation. However, individual compensation decisions may deviate from the peer data, as our Compensation Committee discussed the peer data and made the 2017 compensation decisions in the context of:

•
the differences in our executives’ responsibilities and tenure, as compared to the executives in our peer group, as title is not always determinative of the comparability of role from one organization to another;

•	the experiences, knowledge and business judgment of each executive;

•
corporate and individual performance, which includes setting target compensation opportunities after taking into account, in a subjective fashion, performance in the prior year, as well as the anticipated demands on the executive in the coming year;

•
the desire to maintain target pay opportunities and allocations between cash and equity at levels that were consistent with historical pay levels for each of our executives, given the positive responses to our past say-on-pay proposals;

•	our 3% company-wide corporate merit increase budget for base salaries for 2017, reflecting our desire to maintain a responsible human capital cost structure; and

•
internal pay equity, which we view from the perspective that (1) the target total compensation of our executive officers, other than our chief executive officer, should be within two separate relatively narrow ranges, and (2) the target total compensation of our chief executive officer should be meaningfully higher than that of our other officers, in each case, given the relative weight of their responsibilities and ability to impact our corporate performance.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2017
Our executive team is managing a dynamic and increasingly complex business, in particular as we continue to deploy Iridium NEXT to replace our first-generation satellites and expand our international business presence. We strive to recognize these efforts by compensating our named executive officers for the increased demands associated with our business through three elements that are designed to reward performance in a simple and straightforward manner—base salaries, annual performance-based bonuses and long-term equity awards. The purpose and key characteristics of each of these elements paid and awarded in 2017 are summarized below.

Element	Purpose	Key Characteristics

Base Salary	Provides a fixed level of compensation for performing the essential day-to-day elements of the job; gives executives a degree of certainty in light of having a majority of their compensation at risk
Fixed compensation that is reviewed annually and adjusted if and when appropriate; reflects each executive officer’s performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry

Element	Purpose	Key Characteristics
Annual Incentive Bonus Program
Motivates executive officers to achieve corporate and individual business goals, which we believe increase stockholder value, while providing flexibility to respond to opportunities and changing market conditions

Annual incentive award based on corporate and individual performance compared to pre-established goals, with target award paid in the form of restricted stock units subject to vesting based on attainment of performance goals and continued service through vesting date

Corporate goals focus on overarching objectives for the organization, while individual objectives represent key performance expectations at the departmental or individual level

Corporate goals were derived from our Board-approved operating plan for 2017 and aligned with our business strategy and weighted by relative importance so that achievement can be objectively measured

Long-Term Equity Incentives (RSUs)
Motivates executive officers to achieve our business objectives by tying compensation to the performance of our common stock over the long term and, with respect to performance-based restricted stock units, the achievement of key performance goals selected by our Compensation Committee; motivates our executive officers to remain with our company by mitigating swings in incentive values during periods when market volatility weighs on our stock price

Restricted stock unit awards vesting based upon achievement of specified corporate goals measured over a two-year period and further subject to additional time-based vesting, as well as restricted stock units vesting over four years based on continued service; the ultimate value realized varies with our common stock price

In determining the aggregate size of equity grants in any given year, the Compensation Committee considers the factors described above under “Base Salaries” as well as data from our peer group

Other Compensation	Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers
Indirect compensation element consisting of programs such as medical, vision, dental, life and accidental death and disability insurance as well as a 401(k) plan with a company matching contribution, and other plans and programs made available to eligible employees

Base Salary
In March 2017, the Compensation Committee reviewed the base salaries for our executive officers. The Compensation Committee considered each officer’s 2016 base salary level, including any increases made during 2016, the updated peer data from F.W. Cook, our 3% company-wide corporate merit increase target for base salaries, the scope of each executive’s responsibilities for 2017, and internal pay equity. The Compensation Committee also considered the recommendations of our chief executive officer for base salary increases for officers other than himself. The effective dates of the base salary increases were determined after considering the timing of prior base salary increases, tenure with the company and ability to impact our corporate performance. The Compensation Committee set the 2017 base salaries of each of the named executive officers as follows:

Name	2016 Base Salary	2017 Base Salary	Effective Date of Change	% Merit Increase
Matthew J. Desch	$848,720	$874,182	January 1, 2017	3.0%
Thomas J. Fitzpatrick	$509,232	$524,509	January 1, 2017	3.0%
S. Scott Smith	$445,578	$458,945	January 1, 2017	3.0%
Thomas D. Hickey	$338,666	$348,826	July 1, 2017	3.0%
Bryan J. Hartin	$334,184	$344,210	March 1, 2017	3.0%
2017 Bonuses
2017 Bonus Plan. In March 2017, the Compensation Committee approved our 2017 executive performance bonus plan, or our 2017 bonus plan, which operated under the terms of our 2015 Plan. Our 2015 Plan was approved by our Board and our stockholders in 2015, and allows for the granting of performance-based compensation opportunities that may be deductible by us under Section 162(m) of the Code as amounts paid contingent upon the achievement of pre-established stockholder-approved performance goals. The Compensation Committee had the discretion to reduce the amount of any bonus award payable to any participant in the 2017 bonus plan.

Target Bonus Levels. In March 2017, the Compensation Committee approved a target incentive bonus award for each executive, defined a minimum bonus as zero and capped the maximum bonus award at 195% of the target level in the event that stretch performance goals were achieved. Each individual’s target bonus percentage was unchanged from the 2016 calendar year, consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance-based, and reflected the Compensation Committee’s review of internal pay equity and its conclusion that no extraordinary factors created a need to modify the 2016 target bonus levels. The Compensation Committee also considered the recommendation of our chief executive officer that target levels for the other officers not change from 2016 levels. The respective target amounts for 2017 for our named executive officers (based on actual salary paid during the year) were:

Name	2017 Target Bonus	Percentage of 2017 Base Salary
Matthew J. Desch	$786,764	90%
Thomas J. Fitzpatrick	$393,382	75%
S. Scott Smith	$344,209	75%
Thomas D. Hickey	$206,248	60%
Bryan J. Hartin	$205,523	60%
Under the 2017 bonus plan, 80% of the value of each executive’s target performance bonus for the 2017 calendar year was payable in the form of restricted stock units that were granted in March 2017, or the Bonus RSUs. The Bonus RSUs only vested and were settled with shares of our common stock upon the Compensation Committee’s certification of achievement of the applicable performance goals discussed below and the executive’s continued service through the vesting date in March 2018. The 2017 bonus plan provided that any portion of the actual bonus amounts in excess of the value of the Bonus RSUs (valued as of the March 1, 2017 grant date) was payable in cash, subject to continued employment through the payment date.
2017 Bonus Plan Structure and Metrics. As adopted, the 2017 bonus plan contained both metrics to judge performance and methodology for calculation of actual bonuses paid, as follows:

•
The dollar value of the actual bonus award for each executive under the 2017 bonus plan was to be calculated by multiplying the executive’s target bonus amount by a corporate performance factor determined by the Compensation Committee, which could range from 0% to 195% based on the level of achievement of the corporate performance goals discussed below.

•	The corporate performance factor would equal to the sum of the level of achievement of one financial, one strategic and several operational performance goals.

•
The resulting amount could then be reduced but not increased by the Compensation Committee based on a personal performance factor ranging from 0% to 100% (the final number being the "Actual Bonus Award").

•
To the extent the Actual Bonus Award calculated according to the methodology above would exceed the dollar value of the Bonus RSUs (valued as of the March 1, 2017 grant date), the excess amount would be paid to the executive in cash.

•
To the extent the Actual Bonus Award calculated according to the methodology above would be less than the dollar value of the Bonus RSUs (valued as of the March 1, 2017 grant date), the excess Bonus RSUs would be forfeited by the executive on the vesting date.

•
To be eligible for a bonus under the 2017 bonus plan, the executive was required to remain employed by us through the date in March 2018 upon which the Bonus RSUs actually vested and any amount of the actual bonus award that exceeded the dollar value of the Bonus RSUs was to be paid in cash, except as otherwise provided in an executive’s employment agreement in connection with a termination of employment.

•	For 2017, the corporate performance factor was the sum of the achievement levels of the following corporate goals, as further described below:

Performance Goal	Target Performance Weighting	Potential Excess Achievement
Operational EBITDA*	50%	0% to 50% on a sliding scale
Iridium NEXT	25%	30%
Quality Metrics	25%	15%
Total of Target Weighting	100%	—
Total of Excess Potential Achievement Weightings	—	95%
Maximum Possible Award		195%
_____________________

*
“Operational EBITDA” or “OEBITDA” was defined as earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), loss from the investment in our Aireon LLC joint venture, stock-based compensation expenses, and the impact of purchase accounting.

•
Operational EBITDA – an Operational EBITDA target of $259.7 million, weighted at 50%, with a potential stretch payout of up to an additional 50% for performance at or above 104% of target and a lesser payout down to a minimum of 0% credit for performance below 98.0% of target;

•	Iridium NEXT –

•	a 15% target to execute three successful satellite launches in 2017;

•	a 10% target to maintain a deployment and launch cadence to keep the Iridium NEXT constellation on track for completion in 2018; and

•	a potential stretch payout of an additional 30% for the execution of a fifth successful launch in 2017; and

•	Quality Metrics – a target to execute the following quality metrics with a target weight of 6.25% each:

•
Fulfill a specified percentage of new orders within a targeted timeframe, with a scale of potential payouts ranging from a maximum of 10% credit for performance significantly above target to a minimum of 0% credit for performance below the target;

•
Achieve specified subscriber product return rates, with a scale of potential payouts ranging from a maximum of 10% credit for superior performance with lower than targeted subscriber product return rates to a minimum of 0% credit for performance with higher subscriber product return rates;

•
Provide operational support systems to our service partners at a specified level of availability, with a scale of potential payouts ranging from a maximum of 10% credit for performance with higher service availability to a minimum of 0% credit for performance below a specified availability; and

•	Hold downtime for customers at our primary operational gateway to a specified number of minutes per year, with a maximum of 6.25% credit.
At the time the Compensation Committee set our goals for 2017, the Compensation Committee believed that each of the 2017 bonus plan goals were achievable, but only with significant effort. Our Operational EBITDA target reflected an approximately 2% increase over our actual results for 2016. Other targets represented the achievement of significant Iridium NEXT system deployment milestones as well as continued improvement across several operational areas.
2017 Performance and Bonus Payouts under 2017 Bonus Plan. In 2017, our performance against our corporate goals resulted in an aggregate corporate performance factor under our 2017 bonus plan of approximately 133%, calculated as follows and as further described below:

Performance Goal	Achievement

Operational EBITDA	78.8% for performance above target
Iridium NEXT	25% for performance at target
Quality Metrics	28.8% for performance above three targets
Total	133%*
Specifically:

•	We achieved 102% of our Operational EBITDA target, yielding a 78.8% credit under the 2017 bonus plan;

•	We executed four satellite launches in 2017, yielding 25% credit under the 2017 bonus plan; and

•	We received 28.8% credit under the 2017 bonus plan for achievement of three of the quality metrics at or in excess of target.
* Our 2017 bonus plan specifies that payouts are rounded to the closest payout percentage integer.
In February 2018, our chief executive officer shared his evaluations of the individual performance of each of our other named executive officers with the Compensation Committee. Based upon our chief executive officer’s recommendations, and based upon a review of our chief executive officer’s performance, the Compensation Committee concluded that each executive was performing at or above expected individual performance levels, and the Compensation Committee did not reduce any executive’s bonus based on individual performance. As a result, the Bonus RSUs vested and executives received additional bonuses in cash, as follows:

Name	Target Bonus Level ($)	RSUs Granted with Fair Value Equal to Target Bonus (#)	Corporate Performance (%)	Individual Performance (%)	RSUs Earned (#)	Cash Bonus Paid	Actual Bonus Earned ($)
Matthew J. Desch	$786,764	71,523	133	100	71,523	$416,993	$1,046,396
Thomas J. Fitzpatrick	$393,382	35,761	133	100	35,761	$208,501	$523,198
S. Scott Smith	$344,209	31,291	133	100	31,291	$182,437	$457,798
Thomas D. Hickey	$206,248	18,749	133	100	18,749	$109,318	$274,309
Bryan J. Hartin	$205,523	18,683	133	100	18,683	$108,936	$273,346
Since each named executive officer earned an actual bonus equal to 133% of the executive’s target bonus for the 2017 performance year, all of the Bonus RSUs granted to each named executive officer in 2017 pursuant to the 2017 bonus plan vested on March 4, 2018 and the shares subject to the Bonus RSUs were issued to the named executive officers. In addition, the remaining portion of each named executive officer's bonus that exceeded the value of the Bonus RSUs (valued as of the March 1, 2017 grant date) was paid in cash in March 2018.
2018 Executive Performance Bonus Plan Structure. In March 2018, our Compensation Committee adopted a bonus plan, or the 2018 bonus plan, for our executives pursuant to which the first 40% of each executive’s target annual performance bonus for the 2018 calendar year, if earned based upon achievement of the performance goals approved by the Compensation Committee, will be paid in the form of restricted stock units instead of cash. Accordingly, on March 1, 2018, each of our named executive officers was granted restricted stock units under our amended and restated 2015 Equity Incentive Plan, or the Amended 2015 Plan, which vest, if at all, based upon our corporate performance and each executive’s individual performance as set forth under our 2018 bonus plan as certified by our Compensation Committee in 2019, subject to each executive’s continued service with us through the vesting date in March 2019. The portion of each executive’s annual performance bonus that exceeds 40% of target, if any, will be paid in cash in March 2019.
Long-Term Equity-Based Incentive Compensation
In 2017, as in past years, we awarded equity in the form of restricted stock units, which vest based on continued service over a four-year period, as well as equity under our performance share program, which provides for the grant of performance-based restricted stock units. The Compensation Committee established our performance shares program to (1) focus key employees on achieving specific performance targets, (2) reinforce a team-oriented approach, (3) provide significant award potential for achieving outstanding performance, and (4) enhance our ability to attract and retain highly talented individuals. Under this program, the Compensation Committee grants awards to designated key employees, with each award representing a specified maximum number of shares of common stock that may ultimately be earned under each award. The maximum award is calculated by reference to the target award value. The number of shares ultimately paid under the award is determined based on achievement of performance goals over a two-year performance period, and is subject to additional time-based vesting thereafter. The Compensation Committee sets the performance goals to be achievable, but only with significant effort, as illustrated by the lack of vesting and partial vesting of prior year performance-based restricted stock units, as detailed under the section titled "Executive Summary – Pay for Performance", above.
The Compensation Committee determined an aggregate target award size for each executive in 2017 based on the peer data provided by F.W. Cook, our internal equity budget for grants for 2017, internal pay equity and the recommendations of our chief executive officer. Based on the recommendations of F.W. Cook, the Compensation Committee decided to allocate 50% of the target value of each award in the form of restricted stock units subject to a four-year vesting schedule, and 50% in the form of performance-based restricted stock units. The Compensation Committee determined that this mix of time-based and performance-based restricted stock units for 2017 was appropriate to promote our retention, motivation and stockholder alignment goals.

Restricted Stock Unit Grants. As described above, on March 1, 2017, the Compensation Committee approved the grant of restricted stock units to each of our executive officers that would be subject to vesting based on continued service over four years, with one-quarter vesting on March 1, 2018, and the remainder vesting thereafter in twelve equal quarterly installments. The number of restricted stock units granted was equal to the target grant value divided by the closing price of our stock on the date of grant.
The service-based restricted stock units granted to our executive officers in 2017 were as follows:

Name	Date of Grant	Target Value ($)	Number of Shares Underlying RSU Grant
Matthew J. Desch	March 1, 2017	600,000	68,181
Thomas J. Fitzpatrick	March 1, 2017	200,000	22,727
S. Scott Smith	March 1, 2017	200,000	22,727
Thomas D. Hickey	March 1, 2017	175,000	19,886
Bryan J. Hartin	March 1, 2017	175,000	19,886
Performance-Based Share Grants in 2017. In addition, as described above, on March 1, 2017, the Compensation Committee approved target performance-based share awards for our executive officers. The number of shares subject to the target performance-based share awards was equal to the target grant value divided by the closing price of our stock on the date of grant.
The performance-based restricted stock units granted to our executive officers in 2017 were as follows:

Name	Date of Grant	Target Value ($)	Number of Shares Underlying RSU Grant
Matthew J. Desch	March 1, 2017	600,000	68,181
Thomas J. Fitzpatrick	March 1, 2017	200,000	22,727
S. Scott Smith	March 1, 2017	200,000	22,727
Thomas D. Hickey	March 1, 2017	175,000	19,886
Bryan J. Hartin	March 1, 2017	175,000	19,886
The actual awards to be earned by each executive will be determined based on the achievement of a specified average percentage increase in our GAAP service revenue for 2017 and 2018 (i.e., the average of (i) the percentage increase in GAAP service revenue from 2016 to 2017 and (ii) the percentage increase in GAAP service revenue from 2017 to 2018). We must achieve an average increase in GAAP service revenue greater than 4% for 2017 and 2018 for any award to be earned. Upon achievement of a 6% average increase in GAAP service revenue, 50% of the target number of shares could be earned; upon achievement of a 10% average increase in GAAP service revenue, 100% of the target number of shares could be earned; and upon achievement of a 13% average percentage increase in GAAP service revenue, the maximum award of 150% of the target number of shares may be earned (in each case subject to the additional time-based vesting described below). However, the actual awards would be reduced to zero if we fail to achieve an average OEBITDA margin for each of 2017 and 2018 that exceeds 55%.
“Operational EBITDA,” or “OEBITDA,” was defined as earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT), loss from the investment in our Aireon LLC joint venture, stock-based compensation expenses, and the impact of purchase accounting. Iridium NEXT revenue and expenses were excluded from OEBITDA in 2017, but will be included in 2018. “OEBITDA margin” is OEBITDA expressed as a percentage of GAAP revenue.
The actual awards earned are also subject to time-based vesting, with 50% of the earned shares vesting when the Compensation Committee determines our level of achievement of the performance goals, which would occur in the first quarter of 2019, and the remaining 50% vesting on March 1, 2020, subject to continuous employment of the participant with us or our subsidiaries through such dates. In addition, if a change in control occurs before the date the Compensation Committee determines our level of achievement of the performance goals, the executive officers would be awarded, effective as of immediately prior to the change in control, an actual award equal to the executive officer’s target award, subject to the same vesting schedule, with the first vesting date being March 1, 2019.
The Compensation Committee’s practice when determining the achievement of a scaled target is to use linear interpolation between points.

Other Executive Compensation Matters
Equity Compensation Policies
In February 2012, the Compensation Committee decided that as a general matter, the Compensation Committee would plan to make compensatory equity grants a maximum of four times a year on January 1, March 1, June 1 and September 1. As necessary to meet business needs, the Compensation Committee or the Board may grant equity awards outside of these regularly scheduled dates. Our Compensation Committee followed this schedule in 2017 and made equity grants to each of our named executive officers on March 1, 2017.
We have a policy that prohibits our executive officers, directors and other members of management from pledging stock or engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.
Stock Ownership and Holding Guidelines
In February 2012, our Compensation Committee adopted stock ownership guidelines for our directors and executives at the level of vice president and above. Our Compensation Committee, in consultation with F.W. Cook, determined that stock ownership guidelines are common among large public companies and are increasing in prevalence among mid-sized and smaller companies. The Compensation Committee also determined that stock ownership guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.
The stock ownership guidelines are based on a multiple of base salary or annual cash retainer. Under the guidelines, our chief executive officer is required to own shares of our common stock with a value equal to at least four times his annual base salary. Each of our executive vice presidents (including our chief financial officer, chief operating officer and chief legal officer), senior vice presidents and vice presidents are required to own shares of our common stock with a value equal to at least two times, one times and one-half times such vice president’s annual base salary, respectively. Each non-employee director is required to own shares of our common stock with a value equal to four times his or her annual base cash retainer for Board service (not including amounts received for service on Board committees).
For purposes of these guidelines, “ownership” includes: (1) shares directly (not beneficially) owned; (2) shares directly (not beneficially) owned jointly by the individual and his or her spouse; (3) shares held in trust or other estate planning vehicle (e.g., family limited partnership) for the benefit of the individual and/or his or her family members; (4) shares equal to the number of vested deferred stock units credited to the individual under a deferred compensation arrangement; and (5) shares credited to the individual’s 401(k) plan account.
There is no specific time period within which the individual must attain the applicable stock ownership targets under the guidelines. Rather, starting on February 1, 2012, and until an individual comes into compliance with the guidelines, he or she is required to retain 50% percent of Net Profit Shares from each stock award on exercise, vesting or earn-out. “Net Profit Shares” means: (1) shares received on the vesting or issuance (as applicable) of full value stock awards (e.g., restricted stock, restricted stock units, performance shares) granted after these guidelines were adopted, net of the actual number of shares withheld or sold at vesting or issuance to cover taxes; and (2) shares received on the exercise of stock options granted after these guidelines were adopted, net of the actual number of shares tendered or sold at exercise to cover the exercise price and taxes related to exercise.
Change in Control and Severance Benefits
Under the terms of the employment agreements with each of our executive officers, either we or the executive may terminate the executive’s employment at any time. Each of our named executive officers is eligible, under the terms of his respective employment agreement, to receive, in exchange for a release of claims, severance benefits upon the termination of his employment either by us without cause or by him for good reason, with additional severance benefits provided in the event the termination is in connection with a change in control. The terms and conditions of severance provisions are discussed more fully in the section below under the heading “—Potential Payments upon Termination or Change in Control.” We do not provide any excise tax gross ups on change-in-control benefits.
These agreements reflect the negotiations with our named executive officers at the time we entered into the agreements, as well as our desire to have a consistent set of benefits across the executive team. Our Compensation Committee considers these severance benefits critical to attracting and retaining high-caliber executives. Additionally, our Compensation Committee believes that additional change-in-control severance benefits minimize the distractions to an executive in connection with a corporate transaction and reduce the risk that an executive officer departs our company before a transaction is completed. We believe that our existing arrangements allow our executive officers to focus on continuing normal business operations and, in the case of change-in-control benefits, on the success of a potential business combination, rather than worry about how business decisions that may be in our best interest will impact their own financial security. These existing arrangements help ensure stability among our executive officer ranks, and will help enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty.
Employee Benefits
We provide broad-based medical insurance, dental insurance, vision coverage, life insurance and accidental death and dismemberment insurance benefits to our employees, including our named executive officers. We also provide our employees, including our named executive officers, with the opportunity to participate in our 401(k) plan. We match eligible employee contributions dollar for dollar up to 5% of an employee’s salary, with a maximum match per employee of $13,500 in each calendar year. We believe these insurance and retirement savings benefits are consistent with practices of similarly sized companies and help to recruit and retain key talent at a minimal cost to us.
Our executive officers generally do not receive any supplemental retirement benefits or perquisites, except for life insurance provided to our Chief Executive Officer. In considering potential perquisites, the Compensation Committee compares the cost to the value of providing these benefits.
We have agreed to purchase and maintain a term life insurance policy in the face amount of $400,000 for Mr. Desch. These benefits are provided as a result of negotiations with Mr. Desch when his employment commenced with our subsidiary Iridium Holdings in 2006. With respect to the term life insurance policy, the Compensation Committee decided that rather than paying Mr. Desch this amount as severance upon death out of our general assets, it was more cost-effective to provide for these payments through insurance.
This limited perquisite helped us to recruit Mr. Desch, and now it helps us to retain his services, at what the Compensation Committee believes is a minimal cost to us.
Deductibility of Executive Compensation Under Code Section 162(m)
Our Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code ("Section 162(m)") on the compensation paid to our executive officers. Section 162(m) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. The exemption from the deduction limit under Section 162(m) for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, no assurance can be given that any compensation that may have been (or, if granted under a binding written contract in place as of November 2, 2017, may be) intended to satisfy the requirements for exemption from Section 162(m) in fact will be exempt. In determining the form and amount of compensation for our named executive officers, the Compensation Committee may continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m). While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Accounting Considerations
The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.
Compensation Recovery Policy
Amounts paid and awards granted under our 2017 bonus plan, our 2017 employee performance bonus plan, our performance share program and our 2012 Equity Incentive Plan, our 2015 Plan and our Amended 2015 Plan, are subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable regulations under the Act, any clawback policy the company adopts or as is required by applicable law. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Risk Analysis of Our Compensation Plans
In early 2018, F.W. Cook conducted a risk assessment of our compensation policies in effect for 2017, and delivered a report to the Compensation Committee summarizing the results of their risk assessment. The Compensation Committee has reviewed the report and considered our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company. We design our compensation policies and programs to encourage our employees to remain focused on both our short- and long-term goals. For example, while our annual incentive bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.
Summary Compensation Table
The following table shows the total compensation earned by the named executive officers in 2017, 2016 and 2015. The named executive officers consist of our chief executive officer, our chief financial officer and our other three most highly compensated executive officers who were serving as executive officers at December 31, 2017.

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
Matthew J. Desch,	2017	874,182	1,829,388	—	416,993	16,195	3,136,758
Chief Executive Officer	2016	848,720	1,411,835	—	—	16,119	2,276,674
	2015	824,000	599,999	599,997	407,880	16,119	2,447,995
Thomas J. Fitzpatrick,	2017	524,509	714,692	—	208,501	15,258	1,462,960
Chief Financial Officer and	2016	509,232	601,907	—	—	15,182	1,126,321
Chief Administrative Officer	2015	494,400	200,000	199,999	203,940	15,182	1,113,521
S. Scott Smith,	2017	458,945	675,356	—	182,437	15,258	1,331,996
Chief Operating Officer	2016	445,578	554,169	—	—	15,182	1,014,929
	2015	432,600	200,000	199,999	178,448	15,182	1,026,229
Thomas D. Hickey,	2017	343,746	514,985	—	109,318	15,258	983,307
Chief Legal Officer and	2016	333,734	395,224	—	—	15,182	744,140
Secretary	2015	324,013	174,995	174,999	106,924	15,182	796,113
Bryan J. Hartin,	2017	342,539	514,404	—	108,936	15,258	981,137
Executive Vice President,	2016	332,562	394,523	—	—	15,182	742,267
Sales & Marketing	2015	322,875	174,995	174,999	106,549	15,182	794,600
_____________________

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock units, or RSUs, and performance-based RSUs granted in the applicable year, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for stock-based compensation transactions, or Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions and for performance-based RSUs, the amounts represent the value based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718. For the performance-based RSUs included in this column, the grant date fair values based on the target level of achievement, which was considered to be the probable outcome, were $1,229,395 for Mr. Desch, $514,694 for Mr. Fitzpatrick, $475,358 for Mr. Smith, $339,988 for Mr. Hickey and $339,407 for Mr. Hartin. Assuming the highest level of achievement of all performance-based RSUs granted in 2017, the grant date values for performance-based RSUs would be $1,529,392 for Mr. Desch, $614,693 for Mr. Fitzpatrick, $575,357 for Mr. Smith, $427,486 for Mr. Hickey and $426,906 for Mr. Hartin. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017. For 2017, a portion of the performance-based RSUs included in these amounts reflect the equity incentive bonuses earned during the respective year and paid during the first quarter of the following year.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock options granted in the applicable year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions computed in accordance with Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(3)	The amounts in this column reflect cash incentive bonuses earned during the respective year and paid during the first quarter of the following year.

(4)
Consists of 401(k) matching contributions in the amount of $13,500, $13,250 and $13,250 for fiscal years 2017, 2016 and 2015, respectively, and life, accident and long-term disability insurance premiums paid on behalf of the officer.

Grants of Plan-Based Awards for 2017
The following table sets forth information relating to grants of plan-based incentive awards to the named executive officers in 2017. No option awards were granted to the named executive officers in 2017.

Name	Grant Date	Grant Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Matthew J. Desch	3/1/2017	Performance RSU(1)			34,091	68,181	102,272		599,993
	3/1/2017	2017 Bonus Plan(2)	157,353	904,778		71,523			629,402
	3/1/2017	Service-Based RSU						68,181	599,993
Thomas J. Fitzpatrick	3/1/2017	Performance RSU(1)			11,364	22,727	34,091		199,998
	3/1/2017	2017 Bonus Plan(2)	78,676	452,389		35,761			314,697
	3/1/2017	Service-Based RSU						22,727	199,998
S. Scott Smith	3/1/2017	Performance RSU(1)			11,364	22,727	34,091		199,998
	3/1/2017	2017 Bonus Plan(2)	68,842	395,840		31,291			275,361
	3/1/2017	Service-Based RSU						22,727	199,998
Thomas D. Hickey	3/1/2017	Performance RSU(1)			9,943	19,886	29,829		174,997
	3/1/2017	2017 Bonus Plan(2)	41,859	237,305		18,749			164,991
	3/1/2017	Service-Based RSU						19,886	174,997
Bryan J. Hartin	3/1/2017	Performance RSU(1)			9,943	19,886	29,829		174,997
	3/1/2017	2017 Bonus Plan(2)	41,305	236,351		18,683			164,410
	3/1/2017	Service-Based RSU						19,886	174,997
_____________________

(1)
Share amounts in this row represent threshold, target and maximum payouts for each named executive officer under our 2016 performance-based restricted stock unit award program, as described above under “Compensation Discussion and Analysis—Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2017—Long-Term Equity-Based Incentive Compensation—Performance-Based Share Grants in 2017.”

(2)
As described above under “Compensation Discussion and Analysis—Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2017—2017 Bonuses,” each executive could earn an annual bonus of up to 195% of such executive’s target bonus amount. Achievement of up to 80% of the target bonus is payable by the vesting of the RSUs included in this row under “Estimated Future Payouts under Equity Incentive Plan Awards.” Bonus awards in excess of 80% of target were to be paid in cash. Target amounts reported in this row under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent 20% of the executive’s target bonus, which is the amount of cash that could be paid to the executive if the bonus were achieved at 100%. Maximum amounts reported in this row under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent 115% of the executive’s target bonus, which is the maximum possible amount of cash that could be paid to the executive under the annual bonus plan. As described above, each executive earned 133% of his target bonus amount, as a result of which 100% of the shares reported under the “Target” column vested, and the remainder was paid in cash.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the equity-based awards held by the named executive officers that were outstanding on December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Matthew J. Desch	102,611	46,642	9.45	3/2/2025
	181,557	12,104	6.52	3/1/2024
	178,804	—	6.08	3/1/2023
	83,731	—	7.56	3/1/2022
	300,000	—	8.31	2/21/2021
	400,000	—	8.73	11/19/2019
					25,999	(4)	306,788
					68,181	(4)	804,536

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
					21,365	(5)	252,107
					46,635	(6)	550,281
								68,181	(7)	804,536
					71,523	(8)	843,971
Thomas J. Fitzpatrick	34,203	15,548	9.45	3/2/2025
	57,767	3,852	6.52	3/1/2024
	85,227	5,682	6.25	1/1/2024
	79,681	—	6.08	3/1/2023
	29,104	—	7.56	3/1/2022
	100,000	—	8.31	2/21/2021
	300,000	—	8.39	4/19/2020
					2,500	(4)	29,500
					8,827	(4)	104,159
					22,727	(4)	268,179
					7,122	(5)	84,040
					15,832	(6)	186,818
								22,727	(7)	268,179
					35,761	(8)	421,980
S. Scott Smith	34,203	15,548	9.45	3/2/2025
	57,767	3,852	6.52	3/1/2024
	85,227	5,682	6.25	1/1/2024
	74,701	—	6.08	3/1/2023
	27,761	—	7.56	3/1/2022
	90,000	—	8.31	2/21/2021
					2,500	(4)	29,500
					8,827	(4)	104,159
					22,727	(4)	268,179
					7,122	(5)	84,040
					15,832	(6)	186,818
								22,727	(7)	268,179
					31,291	(8)	369,234
Thomas D. Hickey	29,928	13,604	9.45	3/2/2025
	49,515	3,301	6.52	3/1/2024
	65,737	—	6.08	3/1/2023
	27,761	—	7.56	3/1/2022
	135,000	—	7.78	5/3/2021
					7,824	(4)	92,323
					19,886	(4)	234,655
					6,231	(5)	73,526
					14,033	(6)	165,589
								19,886	(7)	234,655
					18,749	(8)	221,238
Bryan J. Hartin	29,928	13,604	9.45	3/2/2025
	49,515	3,301	6.52	3/1/2024
	135,000	—	6.72	1/1/2023
					7,824	(4)	92,323
					19,886	(4)	234,655

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
					6,231	(5)	73,526
					14,033	(6)	165,589
								19,886	(7)	234,655
					18,683	(8)	220,459
_____________________

(1)	All options shown vest 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 12 equal quarterly installments.

(2)	The expiration date of each stock option occurs ten years from the date of grant.

(3)	The market value amount is calculated based on the closing price of our common stock of $11.80 at December 31, 2017.

(4)
These shares represent time-based RSUs outstanding at December 31, 2017 which vest as to 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 12 equal quarterly installments.

(5)
These shares represent RSUs granted in March 2015 as performance-based grants, with a performance period through December 31, 2016. In February 2017, the Compensation Committee determined the level of performance achievement, and the awards remained subject to time-based vesting as of December 31, 2017. The share amounts shown in the table vested on March 1, 2018.

(6)
These shares represent RSUs granted in March 2016 as performance-based grants, with a performance period through December 31, 2017. In February 2018, the Compensation Committee determined the level of performance achievement. This amount represents the number of shares earned as a result of performance and became subject to time-based vesting. The amount is equal to 100.9% of the original grant amount. One-half of the these shares reported in the table vested on March 1, 2018, and the remainder will vest on March 1, 2019, subject to the executive’s continued employment through such date.

(7)
These shares represent RSUs granted in March 2017 as performance-based grants, with a performance period through December 31, 2018. The number of shares not yet earned is based on the target amount. Upon the Compensation Committee’s determination of the level of performance achievement, which is expected to occur in 2019, the earned awards will become subject to time-based vesting.

(8)
These shares represent RSUs granted in March 2017 under the 2017 bonus plan. At a meeting held on March 1, 2018, the Compensation Committee determined that the performance criteria for vesting had been achieved at the 133% level. The amount reported in the table is equal to 100% of the original grant amount. These RSUs vested, and the underlying shares were issued, on March 6, 2018.

Option Exercises and Stock Vested in 2017
The following table provides certain information with respect to option exercises and RSU vesting for the named executive officers during 2017.
Option Exercises and Stock Vested

Name	Option Awards			Stock Awards
	Number of shares acquired on exercise (#)		Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)		Value realized on vesting ($)(3)
Matthew J. Desch	—		—	210,547	(4)	1,822,065
Thomas J. Fitzpatrick	—		—	96,963	(5)	847,854
S. Scott Smith	135,000	(6)	325,350	90,357	(6)	793,024
Thomas D. Hickey	—		—	57,278	(7)	496,840
Bryan J. Hartin	—		—	57,180	(8)	496,027
_____________________

(1)
The value realized on exercise is equal to the number of shares of common stock for which the stock options were exercised multiplied by the excess of the closing price of our common stock on the date of the exercise over the applicable exercise price per share of the stock options.

(2)
Consists of the vesting of the 2014 Performance Grants, 2015 Performance Grants, 2016 Bonus Performance Grants, and other time-based RSUs granted between 2014 and 2016. Amounts do not give effect to shares that may be withheld from being issued to the officer upon settlement to satisfy tax obligations associated with vesting.

(3)
The value realized on vesting is equal to the closing price of our common stock on the vesting date multiplied by the number of shares vested on that date. Amounts do not represent the value that may be realized by the officer upon sale of the shares.

(4)	96,185 shares vested on March 1, 2017, 105,696 shares vested on March 5, 2017, 2,888 shares vested on June 1, 2017 and 2,889 shares vested on each of September 1 and December 1, 2017.

(5)
31,173 shares vested on March 1, 2017, 52,848 shares vested on March 5, 2017, 2,500 shares vested on each of January 1, April 1, July 1 and October 1, 2017, 980 shares vested on June 1, 2017 and 981 shares vested on each of September 1 and December 1, 2017.

(6)
135,000 shares exercised on August 30, 2017, 31,173 shares vested on March 1, 2017, 46,242 shares vested on March 5, 2017, 2,500 shares vested on each of January 1, April 1, July 1 and October 1, 2017, 980 shares vested on June 1, 2017 and 981 shares vested on each of September 1 and December 1, 2017.

(7)	26,963 shares vested on March 1, 2017, 27,708 shares vested on March 5, 2017, and 869 shares vested on each of June 1, September 1 and December 1, 2017.

(8)	26,963 shares vested on March 1, 2017, 27,610 shares vested on March 5, 2017, and 869 shares vested on each of June 1, September 1 and December 1, 2017.
Employment Agreements
Matthew J. Desch. We entered into an employment agreement with Mr. Desch in September 2010 to replace his expiring employment agreement, pursuant to which he serves as our chief executive officer and a member of our Board. This agreement was immaterially amended in December 2010 to clarify certain terms of the agreement, including, among other reasons, for compliance with tax laws, and was further amended and restated in March 2011. The agreement, as amended, had an initial term through September 18, 2013 and automatically renews for successive one-year periods unless we or Mr. Desch give written notice of intent not to renew the agreement not less than six months prior to the renewal date. The employment agreement provided for an initial annual base salary with a required increase of $17,719 effective November 1, 2012, which is subject to further increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Desch is eligible to earn an annual incentive bonus, with a target bonus equal in value to 90% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Desch is eligible to participate in employee benefit plans made available to other senior executives. In addition, we are required to purchase and maintain a term life insurance policy in the face amount of $400,000 for Mr. Desch.
In his employment agreement, Mr. Desch has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Desch’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.
Thomas J. Fitzpatrick. In connection with his hiring, we entered into an employment agreement with Mr. Fitzpatrick in March 2010, with such employment agreement effective April 5, 2010, pursuant to which he serves as our chief financial officer. This agreement was immaterially amended in December 2010 to clarify certain terms of the agreement, including, among other reasons, for compliance with tax laws. The employment agreement had an initial term of three years through April 5, 2013 and automatically renews for successive one-year periods unless we or Mr. Fitzpatrick give written notice of intent not to renew the agreement not less than six months prior to the renewal date. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Fitzpatrick is eligible to earn an annual incentive bonus, with a target bonus equal in value to 75% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Fitzpatrick is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Fitzpatrick has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Fitzpatrick’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.
S. Scott Smith. We entered into an employment agreement with Mr. Smith in March 2010. This agreement was immaterially amended in December 2010 to clarify certain terms of the agreement, including, among other reasons, for compliance with tax laws. The employment agreement had an initial term of three years through April 19, 2013 and automatically renews for successive one-year periods unless we or Mr. Smith give written notice of intent not to renew the agreement not less than 90 days prior to the renewal date. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Smith is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year. In connection with the

Compensation Committee’s approval of the applicable bonus plans for 2013 and 2014, the Compensation Committee increased Mr. Smith’s target bonus to 70% and 75% of his base salary, respectively.
Mr. Smith is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Smith has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Smith’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.
Bryan J. Hartin. We entered into an employment agreement with Mr. Hartin in December 2012. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Hartin is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Hartin is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Hartin has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment.
Mr. Hartin’s employment agreement provides for payments upon specified terminations of his employment, including in connection with a change in control. For a description of these termination provisions, see “—Potential Payments upon Termination or Change in Control.”
Thomas D. Hickey. We entered into an employment agreement with Mr. Hickey in April 2011. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Hickey is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Hickey is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Hickey has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment.
Mr. Hickey’s employment agreement provides for payments upon specified terminations of his employment, including in connection with a change in control. For a description of these termination provisions, see “—Potential Payments upon Termination or Change in Control.”
Potential Payments upon Termination or Change in Control
The section below describes the payments that may be made to the named executive officers in connection with a change in control or pursuant to specified termination events, pursuant to the terms of the employment agreements between us and them.
Matthew J. Desch. Mr. Desch’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination by reason of death or disability. If Mr. Desch’s employment is terminated due to his death or disability (as defined in his employment agreement), he will receive a bonus based on the amount he would have been entitled to receive if he had remained employed by us throughout the applicable fiscal year and until the applicable payment date, but pro-rated for the number of days he was employed during such year.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Desch’s employment without cause, or Mr. Desch terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) 18 months of his then-current base salary and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us. He also will receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), then the cash severance amounts described above shall be paid to him in a single lump sum and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Desch executing, delivering and not revoking a release of claims in favor of our company.
Thomas J. Fitzpatrick. Mr. Fitzpatrick’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Fitzpatrick’s employment without cause, or Mr. Fitzpatrick terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary and (ii) one times his then-current target bonus, such sum payable in equal installments over a period of 12 months. He will also receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in the 2009 Plan), then the cash severance amounts described above shall be paid to him in a single lump sum, and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Fitzpatrick executing, delivering and not revoking a release of claims in favor of our company.
S. Scott Smith. Mr. Smith’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Smith’s employment without cause, or Mr. Smith terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a severance benefit consisting of the sum of (i) one times his then-current base salary, and (ii) one times his then-current target bonus, such sum payable in equal installments over a period of 12 months. He will also receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) for the lesser of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In addition to these severance benefits, he is entitled to full vesting of his equity awards in the event of such a termination within 12 months after a change in control (as defined in our 2009 stock incentive plan).
These severance payments and benefits are subject to Mr. Smith executing, delivering and not revoking a release of claims in favor of our company.
Bryan J. Hartin. Mr. Hartin’s employment agreement provides that he may be terminated by the Company for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Hartin’s employment without cause, or Mr. Hartin terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary paid in equal installments on our normal payroll schedule over the 12-month period following termination and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us, paid in equal installments on our company’s normal payroll schedule over the remainder of the 12-month severance period after the date we determine actual performance and the amount of bonus that would have been earned based on such performance. He will also receive payment of his COBRA premiums (or, if required for the Company to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), the bonus amount described above shall not be pro-rated, and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Hartin executing, delivering and not revoking a release of claims in favor of our company.
Thomas D. Hickey. Mr. Hickey’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Hickey’s employment without cause, or Mr. Hickey terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary paid in equal installments on our normal payroll schedule over the 12-month period following termination and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us, paid in equal installments on our company’s normal payroll schedule over the remainder of the 12-month severance period after the date we determine actual performance and the amount of bonus that would have been earned based on such performance. He will also receive payment of his COBRA premiums (or, if required for the Company to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), the bonus amount described above shall not be pro-rated, and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Hickey executing, delivering and not revoking a release of claims in favor of our company.
Estimated Current Value of Post-Employment Severance Benefits
The following table shows estimated payments that would be made to each named executive officer in the event of a termination of employment under various termination situations, assuming the applicable termination event occurred on December 31, 2017. With respect to equity awards, the calculations assume the closing price of our common stock of $11.80 per share on December 31, 2017.

Name	Death ($)		Termination for Good Reason or Without Cause – No Change in Control ($)		Termination for Good Reason or Without Cause – Change in Control ($)
Matthew J. Desch	1,260,965	(1)	2,583,873	(2)	5,475,639	(3)
Thomas J. Fitzpatrick	—		934,622	(4)	1,963,907	(5)
S. Scott Smith	—		819,815	(4)	1,849,100	(5)
Thomas D. Hickey	—		696,044	(6)	1,546,190	(7)
Bryan J. Hartin	—		690,267	(6)	1,540,413	(7)
_____________________

(1)	Represents a pro rata bonus based on achievement.

(2)	Consists of (a) 18 months of base salary; (b) a pro rata bonus based on actual achievement; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.

(3)
Consists of (a) 18 months of base salary; (b) a pro rata bonus based on actual achievement; (c) continuation of health benefits for employee and eligible dependents for 12 months from separation; and (d) immediate vesting upon separation of all then-outstanding equity awards.

(4)	Consists of (a) 12 months of base salary; (b) annual bonus at target level; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.

(5)
Consists of (a) 12 months of base salary; (b) annual bonus at target level; (c) continuation of health benefits for employee and eligible dependents for 12 months from separation; and (d) immediate vesting upon separation of all then-outstanding equity awards.

(6)	Consists of (a) 12 months of base salary; (b) a pro rata bonus based on actual achievement; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.

(7)
Consists of (a) 12 months of base salary; (b) a bonus based on actual achievement as though the executive were employed for the full year in which the termination occurred; (c) continuation of health benefits for employee and eligible dependents for 12 months from separation; and (d) immediate vesting upon separation of all then-outstanding equity awards.

CEO Pay-Ratio Disclosure

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules, we are required to provide to our stockholders specified disclosure regarding the relationship of CEO total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure.

For fiscal 2017, the median of the annual total compensation of all employees of the Company (other than the CEO) was $136,707 and the annual total compensation of the CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,136,758. Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 23 to 1. Set forth below is a description of the methodology, including any material assumptions, adjustments and estimates, we used to identify the median employee for purposes of calculating our pay ratio.

To determine our total population of employees as of December 31, 2017, we included all full-time, part-time, seasonal and temporary employees, including employees of consolidated subsidiaries. Approximately 420 of the Company's 454 employees are located in the U.S., while approximately 30 employees are located in Russia, and 4 are located in Australia. As permitted under the pay ratio rule, in determining the median employee, we excluded the 4 employees located in Australia, given the small number of employees in that jurisdiction and the estimated cost of obtaining their compensation information. We also did not include any contractors or other non-employee workers in our employee population.

To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2017 base salary (using the hours worked during 2017 for hourly employees (including overtime pay) and actual salary paid for our remaining employees), the cash amount of annual bonuses and retention bonuses for 2017 performance, the grant date fair value of equity awards granted in 2017 using the same methodology we use for our named executive officers in our Summary Compensation Table, our contributions to life, accident and long-term disability benefits for employees and the matching contributions we provide to employees under our 401(k) plan. In making this determination, we annualized the base salary and base wages (but excluded overtime pay) of employees who were employed by us for less than the entire fiscal year.

Using this approach, we selected the employee at the median of our employee population, who was based in the United States. We then calculated annual total compensation for this employee using the same methodology we use for our named executive officers in our Summary Compensation Table.

The pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. The SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay-ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.
Director Compensation
The table below provides summary information concerning compensation paid or accrued by us during 2017 to or on behalf of our non-employee directors for services rendered during 2017. Messrs. Desch, Fitzpatrick and Smith, who are named executive officers in addition to being directors, did not receive any separate compensation for service in their capacity as a director, and accordingly they are not included in this table.
In late 2009, the Compensation Committee engaged F.W. Cook to conduct a review of non-employee director compensation programs among our peer companies and make recommendations for our director compensation program, including the design thereof and competitive positioning. F.W. Cook’s report provided competitive analyses of director compensation programs using our peer group, a discussion of emerging trends in director compensation and recommendations for our program. F.W. Cook has updated this study on several occasions, including in the fall of 2015 and 2016, in order to assist the Compensation Committee with compensation decisions with respect to non-employee directors.
Based on F.W. Cook’s 2009 report, we adopted a compensation policy for non-employee directors effective January 1, 2010 that has been reapproved annually by our Board. Under this policy, each non-employee director is eligible to receive an annual retainer of $140,000 for serving on the Board. In addition, an annual retainer of $50,000 is awarded for serving as the Chairman of the Board, an annual retainer of $40,000 is awarded for serving as the Chairman of the Audit Committee, an annual retainer of $15,000 is awarded for serving as the Chairman of the Compensation Committee, an annual retainer of $7,500 is awarded for serving as the Chairman of the Nominating and Corporate Governance Committee, and an annual retainer of $15,000 is awarded to each non-employee director serving on our Government Advisory Committee.
Each non-employee director makes an annual election to have up to $50,000 of the $140,000 retainer for serving on the Board paid in cash, RSUs or a combination of both. The remainder of the $140,000 retainer is entirely paid in RSUs. Beginning in 2018, the annual retainer will increase to $160,000, with the additional $20,000 paid entirely in RSUs. In addition, each non-employee director serving as Chairman of the Board or chairman of a committee makes an annual election to have the retainer for such position paid in either RSUs, cash or a combination of both. The cash component of the compensation is paid on a quarterly basis, and all equity awards granted during 2017 vested on January 5, 2018. Until six months after the termination of the director’s service or upon a specified change in control of our company, if it occurs earlier, the directors may not sell any of these shares of restricted stock or stock acquired upon the exercise of these options and may not settle any of these RSUs.
2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Thomas C. Canfield	—	140,000	140,000
Jane L. Harman	50,000	90,000	140,000
Alvin B. Krongard	—	162,500	162,500
Robert H. Niehaus	100,000	90,000	190,000
Admiral Eric T. Olson (Ret.)	—	155,000	155,000
Steven B. Pfeiffer	65,000	90,000	155,000
Parker W. Rush	50,000	130,000	180,000
Henrik O. Schliemann	50,000	90,000	140,000
Barry J. West	50,000	90,000	140,000
_____________________

(1)
Amounts in this column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718 but excluding estimated forfeitures, of RSU awards issued pursuant to our non-employee director compensation policy on January 5, 2017. The grant date fair value of awards to directors was calculated using the closing price of our common stock of $10.85 on the grant date of January 5, 2017. These amounts do not correspond to the actual value that may be realized by the director upon vesting of such awards. There were no options issued to directors in 2017.

(2)
The aggregate number of unvested stock awards outstanding at December 31, 2017 and held by each non-employee director was as follows: 14,977 shares for Mr. Krongard; 14,286 shares for Admiral Olson; 12,903 shares for Mr. Canfield; 11,982 shares for Mr. Rush; and 8,295 shares for each of Ms. Harman and Messrs. Niehaus, Pfeiffer, Schliemann and West.

TRANSACTIONS WITH RELATED PARTIES
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of us, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

By Order of the Board of Directors

Thomas D. Hickey
Secretary

April 9, 2018
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102.

0

# IRIDIUM COMMUNICATIONS INC.

**1750 Tysons Boulevard, Suite 1400**
**McLean, Virginia 22102**

The undersigned hereby appoints Thomas D. Hickey and Kathleen A. Morgan, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Iridium Communications Inc., to be held on Thursday, May 17, 2018 at 8:30 a.m. Eastern time at 1750 Tysons Boulevard, Lower Level Conference Center, McLean, Virginia 22102, and at any adjournments or postponements thereof, as follows:

**This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side of this proxy card, FOR the approval, on an advisory basis, of the compensation of our named executive officers, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and in the discretion of the proxy holder(s) on any other matter that may properly come before the annual meeting or any adjournment or postponement thereof.**

**(Continued and to be signed on the reverse side.)**

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

# IRIDIUM COMMUNICATIONS INC.

May 17, 2018

## PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

**TELEPHONE** - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

| | |
|---|---|
| COMPANY NUMBER | |
| ACCOUNT NUMBER | |
| | |

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

21230300000000000000 2 051718

PLEASE COMPLETE, SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:
To elect the Board of Directors' twelve nominees for director, each for a one-year term.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Robert H. Niehaus
- ○ Thomas C. Canfield
- ○ Matthew J. Desch
- ○ Thomas J. Fitzpatrick
- ○ Jane L. Harman
- ○ Alvin B. Krongard
- ○ Admiral Eric T. Olson (Ret.)
- ○ Steven B. Pfeiffer
- ○ Parker W. Rush
- ○ Henrik O. Schliemann
- ○ S. Scott Smith
- ○ Barry J. West

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

# IRIDIUM COMMUNICATIONS INC.

**May 17, 2018**

**GO GREEN**

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21230300000000000000 2 051718

**PLEASE COMPLETE, SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. Election of Directors:
   To elect the Board of Directors' twelve nominees for director, each for a one-year term.

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

**NOMINEES:**
- ○ Robert H. Niehaus
- ○ Thomas C. Canfield
- ○ Matthew J. Desch
- ○ Thomas J. Fitzpatrick
- ○ Jane L. Harman
- ○ Alvin B. Krongard
- ○ Admiral Eric T. Olson (Ret.)
- ○ Steven B. Pfeiffer
- ○ Parker W. Rush
- ○ Henrik O. Schliemann
- ○ S. Scott Smith
- ○ Barry J. West

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

**Important Notice of Availability of Proxy Materials for the Stockholder Meeting of**

# IRIDIUM COMMUNICATIONS INC.

**To Be Held On:**

| | |
|---|---|
| **COMPANY NUMBER** | |
| **ACCOUNT NUMBER** | |
| **CONTROL NUMBER** | |

**This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.**

**If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 05/07/18.**

**Please visit http://www.astproxyportal.com/ast/15777/, where the following materials are available for view:**

- Notice of Annual Meeting of Stockholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

**TO REQUEST MATERIAL:** **TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers)**
**E-MAIL: info@astfinancial.com**
**WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials**

**TO VOTE:** **ONLINE:** To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

**IN PERSON:** You may vote your shares in person by attending the Annual Meeting.

**TELEPHONE:** To vote by telephone, please visit **www.voteproxy.com** to view the materials and to obtain the toll free number to call.

**MAIL:** You may request a card by following the instructions above.

1. Election of Directors:
To elect the Board of Directors' twelve nominees for director, each for a one-year term.

**NOMINEES:**

Robert H. Niehaus
Thomas C. Canfield
Matthew J. Desch
Thomas J. Fitzpatrick
Jane L. Harman
Alvin B. Krongard
Admiral Eric T. Olson (Ret.)
Steven B. Pfeiffer
Parker W. Rush
Henrik O. Schliemann
S. Scott Smith
Barry J. West

**Please note that you cannot use this notice to vote by mail.**